UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐   Preliminary Proxy Statement
☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
Lindblad Expeditions Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

The 2025 Annual Meeting of Stockholders of Lindblad Expeditions Holdings, Inc. (the “Annual Meeting”) will be held virtually on Wednesday June 4, 2025 at 10:00 AM EDT. To afford all stockholders the ability to participate, the annual meeting will be a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. You will be able to participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.viewproxy.com/lindblad/2025/htype.asp. You must enter the control number found on your proxy card, voting instruction form or notice you previously received. There is no physical location for the Annual Meeting. At the meeting, the holders of our outstanding common stock and Series A Redeemable Convertible Preferred Stock will act on the following matters:
(1)
The election of Elliott Bisnow, Annette Reavis, Alexander P. Schultz and Thomas S. (Tad) Smith, the four nominees named in the attached proxy statement, as Class A Directors to serve terms expiring at the annual meeting of stockholders to be held in 2028, and Andy Stuart, as Class B Director to serve a term expiring at the annual meeting of stockholder to be held in 2026, and, in each instance, until their successors have been elected and qualified;

(2)
The approval, on an advisory basis, of the 2024 compensation of our named executive officers;

(3)
The approval of an amendment to the Lindblad Expeditions Holdings, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”);

(4)
The ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for fiscal year 2025;

(5)
The transaction of any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 8, 2025 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.
We hope you will be able to attend the meeting virtually, but in any event, we would appreciate your submitting your proxy as promptly as possible. You may vote by telephone or the internet as instructed in the Notice of Internet Availability of Proxy Materials and in the accompanying proxy. If you received a copy of the proxy card by mail, you may also submit your vote by mail. We encourage you to vote by telephone or the internet. These methods are convenient and save the Company significant postage and processing charges. If you attend the meeting, you may revoke your proxy and vote in person.
By Order of the Board of Directors,
/s/ Mark D. Ein

Mark D. Ein
Co-Chair of the Board and Lead Independent Director
Dated: April 21, 2025

Lindblad Expeditions Holdings, Inc.
96 Morton Street, 9th Floor
New York, NY 10014
2025 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 4, 2025

PROXY STATEMENT

The Board of Directors of Lindblad Expeditions Holdings, Inc. (the “Company,” “Lindblad,” “we,” “us,” “our,” and “ours”) is soliciting proxies from its stockholders to be used at the 2025 Annual Meeting of Stockholders to be held virtually on June 4, 2025 at 10:00 AM EDT. To afford all stockholders the ability to participate, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. You will be able to participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.viewproxy.com/lindblad/2025/htype.asp. You must enter the control number found on your proxy card, voting instruction form or notice you previously received. There is no physical location for the Annual Meeting. This proxy statement contains information related to the Annual Meeting.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
On or about April 22, 2025, we mailed to our stockholders who have not previously requested to receive materials by mail or e-mail a Notice of Internet Availability of Proxy Materials. The notice contains instructions on how to access this proxy statement and our annual report online and how you may submit your proxy on the internet or by telephone. If you received this notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions therein for requesting these materials.
ABOUT THE ANNUAL MEETING
Why did I receive these materials?
Our Board of Directors is soliciting proxies for the Annual Meeting. You are receiving a proxy statement because you owned shares of our common stock and/or Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) on April 8, 2025 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting virtually. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.
What information is contained in this proxy statement?
This proxy statement includes information related to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide annually to our stockholders.
Who is entitled to vote at the meeting?
Holders of common stock and Series A Preferred Stock as of the close of business on the record date, April 8, 2025, will receive notice of, and be eligible to vote at, the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the record date, we had outstanding and entitled to vote 54,586,397 shares of common stock and 62,000 shares of Series A Preferred Stock (representing an aggregate of 8,586,210 shares of common stock for voting purposes) for an aggregate total of 63,172,607 votes.
How many votes do I have?
Holders of our Series A Preferred Stock will vote on an as-converted basis together with holders of our common stock as a single class in connection with each of the proposals in this proxy statement. Each share of common stock is entitled to one vote on all matters to be voted upon at the meeting and each share of Series A Preferred Stock is entitled to approximately 138 votes on all matters to be voted upon at the meeting. There is no cumulative voting.
Who can attend the meeting virtually?
To afford all stockholders the ability to participate, this year’s Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. You will be able to participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.viewproxy.com/lindblad/2025/htype.asp. You must enter the control number found on your proxy card, voting instruction form or notice you previously received. There is no physical location for the Annual Meeting.
What constitutes a quorum?
The presence at the meeting, virtually or by proxy, of the holders of a majority of all the outstanding shares of common stock entitled to vote (counting our Series A Preferred Stock on an as-converted basis) constitutes a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions or broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.
How do I vote if I am a stockholder of record?
If you are a stockholder of record (that is, you own your shares in your own name with our transfer agent and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you can vote via a virtual meeting or by proxy. You can vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.viewproxy.com/lindblad/2025/ htype.asp. You must enter the control number found on your proxy card, voting instruction form or notice you previously received. We urge you to vote by proxy even if you plan to attend the Annual Meeting virtually so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting virtually, you may vote at the meeting and your proxy will not be counted. Our Board of Directors has designated Natalya Leahy and Frederick Goldberg, and each or any of them or their designees, as proxies to vote the shares solicited on its behalf. You can vote by proxy by any of the following methods.
Voting by Telephone or Internet.   If you are a stockholder of record, you may vote by proxy by telephone or internet. Proxies submitted by telephone or through the internet must be received by 11:59 p.m. EDT on June 3, 2025. Please see the Notice of Internet Availability of Proxy Materials or proxy card for instructions on how to vote by telephone or internet.
Voting by Proxy Card.   Each stockholder electing to receive stockholder materials by mail may vote by proxy using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.
How do I vote if I hold my shares in “street name”?
If you hold your shares in “street name,” we have supplied copies of our proxy materials for the Annual Meeting to the broker, trust, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the broker, trust, bank or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your broker, trust, bank or other nominee for specific instructions on methods of voting, including by telephone or using the internet.
Can I change my vote?
Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the Secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the internet or by attending the Annual Meeting virtually and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, trust, bank or other nominee or, if you have obtained a legal proxy from your broker, trust, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
How is the Company soliciting this proxy?
We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.
What vote is required to approve each item?
Directors are elected by plurality vote and there is no cumulative voting. Accordingly, the director nominees receiving the highest vote totals that are present, virtually or by proxy, and entitled to vote at the meeting will be elected as our directors. The approval of the advisory resolution on executive compensation, the approval of the amendment to the 2021 Long-Term Incentive Plan and the ratification of the appointment of Ernst & Young LLP require the affirmative vote of the majority of the votes present, virtually or by proxy, and entitled to vote at the meeting.
How are votes counted?
With regard to the election of directors, you may vote “FOR” or “WITHHOLD,” and votes that are withheld will be excluded entirely from the vote and will have no effect. For the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, therefore, will have the effect of a vote against each of the proposals other than the director elector proposal. For the director election proposal, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.
If you hold your shares in “street name,” we have supplied copies of our proxy materials for our Annual Meeting to the broker, trust, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, trust, bank or other nominee that has not received voting instructions from you may not vote on any proposal other than the appointment of Ernst & Young LLP. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval of any of the proposals and will have no effect on the outcome of any of the proposals. Your broker, bank or other nominee is permitted to vote your shares on the appointment of Ernst & Young LLP as our independent auditor without receiving voting instructions from you.
Other than the items in the proxy statement, what other items of business will be addressed at the Annual Meeting?
The Board and management do not intend to present any matters at this time at the Annual Meeting other than those outlined in the notice of the Annual Meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals designated as proxy’s discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.
If I previously signed up to receive stockholder materials by mail and wish to access these materials via the internet or electronic delivery in the future, what should I do?
If you have previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the internet or via electronic delivery in the future. You can help us achieve a substantial reduction in our printing and mailing costs by choosing to receive stockholder materials by means other than the mail. If you choose to receive your proxy materials by accessing the internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.
If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the internet or via electronic delivery by visiting the following website: http://www.viewproxy.com/Lindblad/2025.
Your election to receive your proxy materials by accessing the internet or by electronic delivery will remain in effect for all future stockholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:
Lindblad Expeditions Holdings, Inc.
96 Morton Street, 9th Floor
New York, NY 10014
Attn: Tom Naiman
(212) 261-9000
If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.
How can I obtain paper copies of the proxy materials, 10-K and other financial information?
Stockholders can access our 2025 proxy statement, our 2024 Annual Report on Form 10-K filed February 28, 2025 (the “Annual Report”) and our other filings with the Securities and Exchange Commission as well as our corporate governance and other related information on the investor relations page of our website at investors.expeditions.com.
The Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or single set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to the Company. To take advantage of this opportunity, we have delivered only one notice, proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future notices, proxy statements and annual reports for your household, or wish to receive a separate copy for each stockholder, please write to the address set forth above.
If you previously elected to receive our stockholder materials via the internet, you may request paper copies, without charge, by writing to the address set forth above.
Where can I find the voting results of the annual meeting?
We will announce the preliminary voting results at the annual meeting and release the final results in a Form 8-K within four business days following the Annual Meeting.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock and Series A Preferred Stock as of April 8, 2025 by (i) each person who, to our knowledge, owns more than 5% of our common stock or Series A Preferred Stock, (ii) each of our current directors, director nominees and executive officers, and (iii) all of our current directors, director nominees and executive officers as a group. Derivative securities exercisable or convertible into shares of our common stock within sixty (60) days of April 8, 2025 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding securities, but are not deemed outstanding for computing the percentage of any other person. The address of named beneficial owners that are our officers and/or directors is: c/o Lindblad Expeditions Holdings, Inc., 96 Morton Street, 9th Floor, New York, NY 10014. The following table is based upon information supplied by officers and directors, and with respect to 5% or greater stockholders who are not officers or directors, information filed with the Securities and Exchange Commission.
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage Beneficially Owned(1)	Number of Shares of Series A Preferred Stock Beneficially Owned(2)	Percentage of Series A Preferred Stock Beneficially Owned(2)	Total Voting Power(3)
Management and Directors:
Sven-Olof Lindblad	11,775,063	21.6%	—	*	18.6%
Natalya Leahy(4)	17,349	*	—	*	*
Frederick Goldberg(5)	—	*	—	*	*
Noah Brodsky(6)	122,799	*	—	*	*
Dean (Trey) Byus III(7)	157,155	*	—	*	*
Benjamin L. Bressler(8)	1,354,976	2.5%	—	*	2.1%
Elliott Bisnow(9)	59,198	*	—	*	*
L. Dyson Dryden(10)	1,131,902	2.1%	—	*	1.8%
Mark D. Ein(11)	3,295,633	6.0%	—	*	5.2%
John M. Fahey(12)	109,107	*	—	*	*
Pamela O. Kaufman(13)	2,500	*	—	*	*
Annette Reavis(12)	—	*	—	*	*
Catherine O. Reynolds(12)	58,707	*	—	*	*
Alexander P. Schultz(12)	232,301	*	—	*	*
Thomas S. (Tad) Smith Jr.(12)	77,942	*	—	*	*
Andy Stuart(12)	—	*	—	*	*
All directors and executive officers as a group (16 persons)	18,394,632	34%	—	*	29.1%
5% Owners:
Ariel Investments, LLC(14)	7,336,722	13.4%	—	*	11.6%
Capitol Acquisition Management 2 LLC(11)	3,295,633	6.0%	—	*	5.2%
List of 5% Series A Preferred Stockholders:
MSD SIF Partners II LLC(15)	—	—	30,000	48.4%	6.6%
Headlands Strategic Opportunities Fund LP(16)	—	—	15,000	24.2%	3.3%
Moelis Dynasty Investments LLC(17)	—	—	12,000	19.4%	2.6%
Pimco Red Stick Fund LP(18)	—	—	5,000	8.1%	3.3%

*
Denotes ownership of less than 1%.

(1)
Derivative securities exercisable or convertible into shares of our common stock within sixty (60) days of April 8, 2025 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding securities but are not deemed outstanding for computing the percentage of any other person. Based on 54,586,397 shares of common stock issued and outstanding as of April 8, 2025 (including outstanding restricted stock).

(2)
Series A Preferred Stock with voting rights on an as converted basis, convertible into shares of our common stock as of April 8, 2025 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding securities. Based on 62,000 shares of Series A Preferred Stock issued and outstanding and convertible into an aggregate of 8,586,210 shares of our common stock as of April 8, 2025.

(3)
Total voting power based on total shares of common stock issued and outstanding as of April 8, 2025 and total votable basis Series A Preferred Stock as of April 8, 2025 for an aggregate total of 63,172,607 votes.

(4)
Excludes 57,207 unvested RSUs that vest 50% on each of March 31, 2026 and 2027, 100,000 unvested RSUs that vest 25% on each of March 31, 2026, 2027, 2028 and 2029, and 25,890 unvested RSUs that vest 33% on each of March 31, 2026, 2027 and 2028, subject to continued service on the vesting date, and 38,835 unvested PSUs that vest on March 31, 2028, subject to achieving performance targets and continued service on the vesting date, and 115,000 PSUs that vest upon achieving certain company stock price performance targets.

(5)
Excludes 50,000 unvested RSUs that vest 25% on each of March 31, 2026, 2027, 2028 and 2029, and 20,496 unvested RSUs that vest 33% on each of March 31, 2026, 2027 and 2028, subject to continued service on the vesting date, and 30,744 unvested PSUs that vest on March 31, 2028, subject to achieving performance targets and continued service on the vesting date.

(6)
Excludes 7,845 unvested RSUs that vest on March 31, 2026, 7,616 unvested RSUs that vest on May 31, 2026, 16,559 RSUs that vest 50% on each March 28, 2026 and 2027, and 25,000 unvested RSUs that vest 33% on each of March 31, 2026, 2027 and 2028, subject to continued service on the vesting date, 22,086 unvested PSUs that vest on March 31, 2026, 24,839 PSUs that vest March 28, 2027, and 25,000 unvested PSUs that vest on March 31, 2028, subject to achieving performance targets and continued service on the vesting date. Includes vested options to purchase 100,230 shares of our common stock.

(7)
Excludes 6,102 unvested RSUs that fully vest on March 31, 2026, 12,880 unvested RSUs that vest 50% on each of March 28, 2026 and 2027, and 19,444 unvested RSUs that vest 33% on each of March 31, 2026, 2027 and 2028, subject to continued service on the vesting date, 17,177 unvested PSUs that vest on March 31, 2026, and 19,320 PSUs that vest March 28, 2027, and 19,444 unvested PSUs that vest on March 31, 2028, subject to achieving performance targets and continued service on the vesting date. Includes vested options to purchase 50,000 shares of our common stock.

(8)
Excludes 3,487 unvested RSUs which vest on March 31, 2026, 8,386 unvested RSUs that vest 25% on April 11, 2026 and 2027, and 5,394 unvested RSUs that vest 33% on each of March 31, 2026, 2027 and 2028, subject to continued service on the vesting date. Includes vested options to purchase 1,334,319 shares of our common stock.

(9)
Includes 46,968 shares held directly by Mr. Bisnow, 9,784 shares held by Umbrella Holding Co. LLC, an entity directly controlled by Mr. Bisnow, and 2,446 shares held by Peak Street Management LLC, an entity directly controlled by Mr. Bisnow. As a result, Mr. Bisnow has voting and dispositive control over such shares. Excludes 14,647 shares of restricted stock that vests in full on August 8, 2025, subject to continued service on the vesting date.

(10)
Includes vested options to purchase 100,000 shares of our common stock.

(11)
Includes 290,516 shares held directly by Mr. Ein and 3,005,117 shares held by Capitol Acquisition Management 2 LLC, of which Leland Investments Inc., an entity controlled by Mr. Ein, is the sole member. As a result, Mr. Ein has voting and dispositive control over such shares. Excludes 14,647 shares of restricted stock held by Mr. Ein that vests in full on August 8, 2025, subject to continued service on the vesting date, 3,409 unvested RSUs that vest December 31, 2025 and 11,131 unvested RSUs that vest December 31, 2026, subject to continued service on the vesting date, that Mr. Ein elected to receive in lieu of cash Board Director fees for 2022 and 2023.

(12)
Excludes 14,647 shares of restricted stock that vests in full on August 8, 2025, subject to continued service on the vesting date.

(13)
Excludes 12,147 shares of restricted stock that vests in full on August 8, 2025, subject to continued service on the vesting date.

(14)
Information from Schedule 13G/A filed on February 13, 2025. Ariel Investments, LLC, 200 E. Randolph Street, Suite 2900, Chicago, IL 60601.

(15)
MSD SIF Partners II LLC, 645 Fifth Avenue, 21st Floor, New York, NY 10022-5910.

(16)
Headlands Strategic Opportunities Fund LP, 370 Lexington Avenue, Suite 610, New York, NY 10017.

(17)
Moelis Dynasty Investments, LLC, 11150 Santa Monica Blvd. Ste 600, Los Angeles, CA 90025-0479.

(18)
Pimco Red Stick Fund LP, 650 Newport Center Drive, Newport Beach, CA 92660.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and stockholders holding more than 10% of our outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in beneficial ownership of our common stock. Section 16(a) filers are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based on a review of the ownership reports filed with Securities and Exchange Commission during 2024, we believe that all Section 16(a) filing requirements were met on a timely basis, except for a late Form 3 filed by each of Annette Reavis and Pamela Kaufman due to delays in obtaining EDGAR filing codes.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
We maintain a staggered Board of Directors divided into three classes. Each director generally serves for a term ending on the date of the third annual stockholders’ meeting following the annual stockholders’ meeting at which such director’s class was most recently elected and until his or her successor is duly elected and qualified. The number of authorized directors as of the date of this proxy statement is eleven.
Currently, there are four directors in Class A (Elliott Bisnow, Annette Reavis, Alexander P. Schultz and Thomas S. (Tad) Smith), four directors in Class B (L. Dyson Dryden, John M. Fahey, Catherine B. Reynolds and Andy Stuart) and three directors in Class C (Mark D. Ein, Pamela O. Kaufman and Sven-Olof Lindblad). At the Annual Meeting, the term of our Class A directors will expire. Accordingly, our stockholders will vote to elect Messrs. Bisnow, Schultz and Smith and Ms. Reavis, a newly appointed director, as Class A directors to serve until our 2028 Annual Meeting of Stockholders, and until their successors are duly elected and qualified. In addition, our stockholders will vote to elect Mr. Stuart, a newly appointed director, as a Class B director to serve until our 2026 Annual Meeting of Stockholders, and until his successor is duly elected and qualified. Information about each of our directors and director nominees is set forth below. All of the director nominees are currently serving as directors.
The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the Board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our Board. Our directors have no reason to believe that any of the nominees named below will be unable to serve if elected.
The following sets forth certain information, as of April 8, 2025, about each of the Board’s nominees for election at the Annual Meeting and each of our directors whose term will continue after our Annual Meeting.
Nominees for Election at the Annual Meeting
Class A Directors — Terms Expiring 2025 (2028 if re-elected)
Elliott Bisnow, age 39, has served as a Director since December 2017. Mr. Bisnow is a prominent American entrepreneur who has founded multiple businesses in a career that has spanned 20 years. Mr. Bisnow is best known as the founder of the events company Summit Series and as an early investor in house-hold names like Uber, Coinbase, and Warby Parker.
From 2013 to 2023, Mr. Bisnow was a co-owner of Powder Mountain, America’s largest ski resort, until its sale. In 2006, Mr. Bisnow co-founded Bisnow Media with his father, Mark Bisnow. Over the next decade, the company transformed into the largest commercial real estate media and events business in North America and sold the company in 2016. Mr. Bisnow’s insights and experiences are also shared in his book, “Make No Small Plans,” offering valuable lessons and strategies for aspiring entrepreneurs.
We consider Mr. Bisnow well-qualified to serve as a member of the Board due to his background in experience-based businesses and his business leadership.
Annette Reavis, age 60, has served as a Director since July 2024. Ms. Reavis is a highly accomplished and dynamic senior executive with more than 25 years of human resource and business experience. She has led the human resources functions at companies ranging from Facebook, where she helped expand the organization by 28x, to Envoy and Root, where she was responsible for all aspects of people operations, policies, and organizational design. She is currently the Chief People Officer at CrossFit LLC.
With deep experience serving as a strategic partner to various CEOs and motivating and retaining top-notch talent through career counseling, culture, and performance-based incentives, Ms. Reavis is an inspirational leader who empowers teams by increasing communication and cooperation. A natural truth-teller who is comfortable having tough conversations, Ms. Reavis’ well-rounded approach draws upon expertise in change management, organizational behavior, and collaborative decision-making.

Ms. Reavis has partnered with Boards and CEOs to help manage executive leadership changes, reductions in force, and team building. She takes pride in having coached and mentored numerous senior leaders through times of change, helping them grow from good to great, then from great to greater.
Ms. Reavis received her B.S. from San Jose State University, is a CPA and worked for KPMG for eight years.
We consider Ms. Reavis well-qualified to serve as a member of the Board due to her public company experience and business leadership.
Alexander P. Schultz, age 42, has served as a Director since February 2022. Mr. Schultz currently serves as Chief Marketing Officer and VP of Analytics for Meta, formerly Facebook, where he leads consumer marketing and product analytics globally. Throughout his career with Meta, he has pioneered the integration of product and direct response marketing and has been responsible for some of the largest, most effective online direct response campaigns, which have resulted in tremendous application user growth. Mr. Schultz has been with Meta since 2007 and has led the internationalization team since 2011 and the analytics team since 2015. Prior to joining Meta, Mr. Schultz was a Marketing Manager at eBay, during which time he led global targeting for eBay’s onsite merchandising, among other responsibilities. Mr. Schultz received an M.S. in Natural Sciences from Magdalene College, Cambridge where he specialized in experimental and theoretical Physics.
We consider Mr. Schultz well-qualified to serve as a member of the Board due to his extensive product marketing experience and his business leadership.
Thomas S. (Tad) Smith, Jr., age 59, has served as a Director since March 2020. Mr. Smith is currently the Managing Member of Durable Money LLC, a private investment and advisory firm, which he has co-owned and operated since March 2020. Since June 2023, he has also been a general partner of 1RoundTable Partners, a global growth equity firm that invests in and nourishes companies deploying blockchain technologies in innovative ways to create value, as well as a partner in 10T Holdings, and other predecessor funds. Since September 2023, he has also served as Chairman of the Board of The Fine Art Group, the leading art advisory and art financing firm based in London.
Prior to these roles, Mr. Smith served as the Chief Executive Officer of a privately owned home care company called The Key. The company, which he served from November 2020 until July 2023, provides a suite of private pay services to the elderly that make it possible for them to live safely and independently in their own homes throughout the United States, Canada and Australia.
Prior to this, Mr. Smith served as a member of the board of Capitol Investment Corp V from October 2020, but stepped down in July 2021 after the successful merger with real estate tech company, DOMA. Prior to that, Mr. Smith was the President and Chief Executive Officer of the NYSE-listed global auction house Sotheby’s, serving from March 2015 through October 2019, when he successfully digitized, expanded, modernized, and then sold the company in a multibillion dollar transaction.
From February 2014 to March 2015, Mr. Smith was President and Chief Executive Officer of The Madison Square Garden Company, a publicly-traded, diversified cable media, live entertainment, and sports company that included the New York Knicks and the New York Rangers. From 2009 to 2014, Mr. Smith served as President, Local Media (later adding responsibility for Cablevision Media Sales), of the New York metro area cable operator Cablevision, which was controlled by the same shareholder as The Madison Square Garden Company.
From 2000 to 2009, he worked for the worldwide media company now known as RELX, where he last served as chief executive officer of the US business-to-business division, Reed Business Information. In that capacity, he oversaw and digitized more than 100 magazines and data businesses including Variety, Interior Design, Publishers Weekly, Broadcasting & Cable, and the like.
Since 1999, he has served as an adjunct professor at the Stern School of Business at New York University, where he teaches a highly rated finance and strategy class to MBAs. He is a board member of the private adtech company Simulmedia, based in New York, and a board observer for Dallas-based e-commerce company, Verishop. Mr. Smith is a board member of Futureverse and Doodles and Qredo and

Blockworks as well as a board observer of Candy Digital: all companies in which his 1RoundTable Partners or 10T Holdings has an interest. Finally, he is a board member of Julien’s Auction House in Los Angeles.
Mr. Smith serves on the board of governors of the Alzheimer’s Drug Discovery Foundation, the Palm Beach Civic Association, and the Preservation Foundation of Palm Beach. He serves on the advisory board of the Hospital for Special Surgery and the Board of Trustees of the Norton Museum of Art. He is a member of the Council on Foreign Relations and also the YPO Palm Beach Gold Chapter as well as La Confrerie des Chevaliers du Tastevin of Palm Beach.
He received a Master of Business Administration from Harvard Business School, where he was a George F. Baker Scholar and a Horace W. Goldsmith Fellow. He received a Bachelor of Arts from Princeton University’s School of Public and International Affairs, where he received the R.W. Van de Velde Award.
We consider Mr. Smith well-qualified to serve as a member of the Board due to his public company experience and business leadership.
Class B Director — Term Expiring 2026 if re-elected
Andy Stuart, age 62, has served as a Director since July 2024. Mr. Stuart was previously with Norwegian Cruise Line from 1988 to 2019, most recently as President and Chief Executive Officer, appointed to this position in September 2015. In this role, he was responsible for ensuring that Norwegian excelled in every facet and that the company produced industry leading financial results, while bringing new ideas and ways of doing business that improved guest satisfaction and team member involvement. A 30-year company veteran, Stuart was instrumental in building the Norwegian brand and strengthening relationships with travel partners.
He previously served as president and chief operating officer and, prior to that, executive vice president of global sales and passenger services, where his primary objective focused on ensuring Norwegian continued to enhance and strengthen its relationships with travel partners as its primary distribution system. He introduced Partners First in 2011, the company’s corporate philosophy of always putting its travel partners first in three key areas: investment in long-term travel partner success; a complete focus on a seamless business relationship; and a commitment to travel partners on direct business.
He also served as chief product officer, responsible for delivery of the idea of “Freedom and Flexibility” across the Norwegian fleet, ensuring that it provided exceptional value and quality for guests and was consistent with the marketing and brand positioning of the company.
Mr. Stuart joined Norwegian in 1988 and served as the company’s sales and marketing Director in the United Kingdom until December 1996.
Mr. Stuart has served as a director on the board of Global Ports Holding since 2024 and is a member of its compensation committee.
Mr. Stuart has a Bachelor of Science degree from Bournemouth University. He is currently Chairman of the Board of Directors of the Boys and Girls Club of Miami Dade and previously served as Chairman of the Cruise Lines International Association.
We consider Mr. Stuart well-qualified to serve as a member of the Board due to his public company experience and business leadership.
RECOMMENDATION OF THE BOARD:
The Board of Directors recommends a vote FOR each of the above director nominees.

Directors Continuing in Office
Class B Directors — Terms Expiring 2026
L. Dyson Dryden, age 49, has served as a Director since March 2013, and previously served as our Interim Chief Financial Officer from June to December 2024 and prior to our business combination with Lindblad Expeditions, Inc. in July 2015.
Mr. Dryden is a Managing Partner of Black Diamond Financial, LLC, a private wealth management firm he has co-owned since February 2013. He is also founder of Dryden Capital Management, a private investment firm that invests in and builds private companies, and has served as its President since March 2013.
Mr. Dryden served as President, Chief Financial Officer and a director of Capitol Investment Corp. V from May 2017 until the completion of its $3 billion business combination with Doma in July 2021. Mr. Dryden served as President, Chief Financial Officer and a director of Capitol Investment Corp. IV from July 2017 until the completion of its $1.1 billion business combination with Nesco in July 2019 and served as Co-Chairman of Nesco Holdings, Inc. until the April 2021 closing of the $1.5 billion acquisition of Custom One Truck Source. From July 2015 until it completed its $2.4 billion business combination with Cision in June 2017, Mr. Dryden was the President, Chief Financial Officer, Treasurer, Secretary and a Director of Capitol III. Mr. Dryden continued to serve as a director of Cision Ltd. until January 2020.
From August 2005 to February 2013, Mr. Dryden worked in Citigroup’s Investment Banking division in New York, most recently as a Managing Director where he led the coverage effort for a number of the firm’s Global Technology, Media and Telecommunications clients. From 2000 to 2005, Mr. Dryden held the titles of Associate and Vice President at Jefferies & Company, a global investment bank. From 1998 to 2000, Mr. Dryden worked in the investment banking group at BB&T Corporation.
Mr. Dryden is Chairman of CDS Logistics Management, Inc., one of the largest providers of home improvement product delivery services in the United States. In 2018, he co-founded Washington E-Sports Ventures and currently serves on its Board. Mr. Dryden also serves on the Board of Trustees for The Johns Hopkins Hospital and Calvert School. He holds a B.S. in Business Administration with a dual concentration in finance and management from the University of Richmond.
We consider Mr. Dryden well-qualified to serve as a member of the Board due to his finance and capital markets knowledge and experience.
John M. Fahey, age 73, has served as a Director since July 2015. Mr. Fahey served as Chairman of the National Geographic Society from January 2011 to February 2016, where he was also Chief Executive Officer from March 1998 to December 2013 and President from March 1998 to December 2010. During his tenure as President and Chief Executive Officer, Mr. Fahey led the Society’s entry into cable television with the National Geographic Channels; the international growth of National Geographic magazine; and the extension of National Geographic content into digital media. Mr. Fahey joined National Geographic in April 1996, as the first President and Chief Executive Officer of National Geographic Ventures. Prior to that, he was Chairman, President and Chief Executive Officer of Time Life Inc., a wholly-owned subsidiary of Time Warner Inc., for seven years. He worked previously for Home Box Office, Inc. where he was instrumental in the startup of Cinemax.
Mr. Fahey is Vice-Chair of the Smithsonian Institution’s Board of Regents. He also serves on the board of Johnson Outdoors Inc., where he is the Vice Chair and Lead Independent Director, Chair of the nominating and corporate governance committee and a member of the compensation committee. Mr. Fahey was previously Non-Executive Chairman of Time Inc. Mr. Fahey received his bachelor’s degree in engineering from Manhattan College and his master’s degree in business administration from the University of Michigan. In 2008, he received the David D. Alger Alumni Achievement Award from the University of Michigan’s Ross School of Business.
We consider Mr. Fahey well-qualified to serve as a member of the Board due to his relationship with the National Geographic Society and his business leadership.
Catherine B. Reynolds, age 67, has served as a Director since May 2016. Mrs. Reynolds is co-founder and Chief Executive Officer of VitaKey Inc., an innovative food tech company that pioneers precision delivery of macronutrients, micronutrients, probiotics, and bioactives across the entire food supply chain. From 1989 to 2023, Mrs. Reynolds served as Chair of the Board, Chief Executive Officer and President of EduCap, Inc., an education loan company. She is a successful business leader and social entrepreneur who currently devotes her time and abilities primarily to philanthropic pursuits through the Catherine B. Reynolds Foundation. In 2004, Mrs. Reynolds was selected by BusinessWeek magazine as one of the 50 most philanthropic living Americans and the first self-made woman to make their list. She is also the recipient of the Woodrow Wilson Award for Corporate Citizenship, bestowed annually on America’s most outstanding business leaders by the Woodrow Wilson International Center for Scholars. She is currently a director of General Dynamics Corporation, where she also serves on the Audit Committee, Sustainability Committee and is the Chair of the Finance and Benefit Plan Committee. She is also a current or former trustee of a number of organizations including New York University, Vanderbilt University, Harvard Kennedy School’s Center for Public Leadership, the John F. Kennedy Center for the Performing Arts, and the American Academy of Achievement. In 2019, Mrs. Reynolds was selected by the Secretary of the Navy as sponsor of the USS Jack H. Lucas, the first Flight III Arleigh Burke-class destroyer. Mrs. Reynolds started her career at the accounting firm of Arthur Young as a certified public accountant and is a graduate of Vanderbilt University.
We consider Ms. Reynolds well-qualified to serve as a member of the Board due to her business leadership and financial background.
Class C Directors — Terms Expiring 2027
Mark D. Ein, age 60, has served as our Co-Chair of the Board and Lead Independent Director since January 2025, has served as Chairman and a Director since March 2013, and previously served as our Chief Executive Officer, Treasurer and Secretary prior to the business combination with Lindblad Expeditions, Inc. in July 2015.
Mr. Ein is an investor, entrepreneur and philanthropist, who has created, acquired, invested in and built a series of growth companies across a diverse set of industries over the course of his 30-year career. During this time, Mr. Ein has been involved in the founding or early stages of six companies that have been worth over one billion dollars and has led over $3 billion of private equity, venture capital and public company investments.
Mr. Ein is the Founder, Chairman and Chief Executive Officer of investment firms Capitol Investment Corp, Leland Investment Corp and Venturehouse Group that create, invest in and build growth businesses in a range of industries. Among the current majority-owned companies in the portfolios are Kastle Systems, the country’s leading provider of proptech and security systems for commercial real estate, where he serves as Executive Chairman. Mr. Ein is currently also a member of the board of Soho House & Company (NYSE:SHCO) and Custom Truck One Source, Inc. (NYSE:CTOS). Previously, Mr. Ein served as vice-chairman on the board of Cision, from July 2017 to February 2020, and on the board of Doma Holdings, Inc. from May 2021 to January 2023.
From February 2023 to 2025, Mr. Ein served as Chairman of President Biden’s United States Export Council.
In July 2023, Mr. Ein was one of the founding partners that helped lead the acquisition of the Washington Commanders NFL franchise.
Mr. Ein is also the Founder and Owner of MDE Sports, which owns the Mubadala Citi DC Open tennis tournament in Washington, D.C. (the world’s first and only combined ATP/WTA 500 tennis tournament) and the Washington City Paper, the renowned local media company serving the Washington, D.C. metropolitan area since 1981.
A native of the Washington area, he actively supports many community, charitable and cultural organizations and currently serves on the boards of the DC Public Education Fund (as Chairman since 2010, the Fund has raised $200 million of philanthropic support for D.C. Public Schools), DC College Access Program (DC-CAP), and DC Policy Center (Co-Founder). He currently serves as a Presidential Appointee to the Board of the United States Tennis Association (USTA), having previously served on the board from 2012-2018 (serving as a Vice President of the Board from 2016-2018). Mr. Ein has been a member of the

World Economic Forum since 2016, and the Gridiron Club, the oldest and one of the most prestigious journalistic organizations in Washington, DC.
He has won numerous awards, including the Washington Business Hall of Fame, Washington, D.C. Business Leader of the Year from the Chamber of Commerce in 2011 and 2019, the Jefferson Award (the nation’s highest honor for public service), Washington Business Journal Top Corporation for Philanthropy (Small Companies), Washington Business Journal Power 100, Entrepreneur of the Year Awards from Ernst and Young and the National Foundation for Teaching Entrepreneurship (NFTE). In September 2009, Washington, D.C. Mayor Adrian Fenty presented Mr. Ein with the Key to the City, highlighting his Washington Kastles success on the court and, “for their commitment to the District’s communities and our youth.”
Prior to starting his firm, Mr. Ein worked for The Carlyle Group, Brentwood Associates, and Goldman Sachs. He received a B.S. in Economics with a concentration in finance from the Wharton School of the University of Pennsylvania and his M.B.A. from the Harvard Business School.
We consider Mr. Ein well-qualified to serve as a member of the Board due to his public company experience, business leadership and operational experience.
Pamela O. Kaufman, age 61, has served as a Director since March 2024. Ms. Kaufman currently serves as the President and Chief Executive Officer of International Markets, Global Consumer Products & Experiences for Paramount, one of the world’s largest entertainment companies, since 2022. Ms. Kaufman is responsible for leading the continued globalization of Paramount’s operations, driving growth of the company’s international business which includes an expansive streaming portfolio, free-to-air broadcast networks in four countries, and an extensive suite of iconic brands including Nickelodeon and MTV. Under Ms. Kaufman’s leadership, the company has expanded Paramount+ globally, with the service now streaming in 45 markets, and has continued to expand Pluto TV, which is live in more than 35 territories.
Ms. Kaufman also oversees the Global Consumer Products and Experiences organization, representing well over $6 billion in worldwide retail revenue. The organization covers a diverse slate of franchises, brands, and content from across the Paramount portfolio including Mean Girls, PAW Patrol, South Park, SpongeBob SquarePants, Star Trek, Teenage Mutant Ninja Turtles, Top Gun, and Yellowstone, among others. Ms. Kaufman’s oversight includes worldwide product merchandising and licensing as well as business development, marketing, franchise planning, creative strategy, retail sales and consumer insights. In addition, Ms. Kaufman’s purview includes key brand extensions like Gaming, Themed Entertainment including live tours, theme parks, and hotels, including the award-winning Nickelodeon Hotels & Resorts in Riviera Maya and Punta Cana.
Under Ms. Kaufman’s leadership, the Paramount Consumer Products team established a Diversity, Equity & Inclusion initiative, focusing on People & Culture, to build meaningful connections and start brave conversations across Paramount’s partnerships, products, and the industry as a whole. She also launched Paramount’s Impact Series, an ongoing initiative to better equip employees with the tools they need to support gender equity in the workplace and beyond. Ms. Kaufman is the Executive Sponsor of Paramount’s Women+ Employee Resource Group (ERG), where she champions women and allies of all levels across the company, by serving as a liaison between this group and the company’s Senior Leadership Team to scale inclusivity efforts across the organization.
Ms. Kaufman is a member of the Board of Directors of the Rock and Roll Hall of Fame Foundation, and, as a passionate advocate for women and families, serves on the board of the Pace Women’s Justice Center. Ms. Kaufman also joined the board of Stella McCartney Ltd. in 2023.
Most recently, Ms. Kaufman was inducted into the Licensing International Hall of Fame in 2023 and landed on the Variety Dealmakers Impact Report in 2022. She has received many other awards and accolades throughout her career, including the Wonder Women Mentorship Award from Women in Toys in 2019.
Ms. Kaufman earned her Bachelor of Arts in Public Communication from The American University in Washington D.C. In addition, she was awarded an Honorary Doctorate of Humanities in 2019, when she delivered the Commencement address for The American University School of Communications.

We consider Ms. Kaufman well-qualified to serve as a member of the Board due to her consumer products background, global leadership, themed entertainment background and business development experiences.
Sven-Olof Lindblad, age 74, founded Lindblad and had been its President and Chief Executive Officer since its inception through May 2021, before returning to the role from July 2023 through December 2024. Mr. Lindblad has served as our Co-Chair of the Board from January 2025 and also from March 2021 through July 2023. Mr. Lindblad’s travel background and familiarity with adventure travel and wildlife dates back to his childhood and traveling with his father, Lars-Eric Lindblad. Mr. Lindblad founded Lindblad in order to offer innovative and educational travel expeditions to the world’s most remarkable places, capturing the true spirit of adventure. His commitment to environmentally responsible travel and ocean advocacy drives the company’s innovation and leadership in the expedition travel category. He is an honorary member of the General Assembly of the Charles Darwin Foundation for the Galapagos Islands; serves on the Board of The Safina Center, and on the Board of Trustees of RARE; is a founding member of the non-profit, Ocean Elders, and serves on the Board of Advisors for Pristine Seas, and previously served on the National Geographic Society’s International Council of Advisors.
We consider Mr. Lindblad well-qualified to serve as a member of the Board due to his extensive expedition travel and experience, his business leadership, public company and operational experience.

CORPORATE GOVERNANCE
Board Composition
Directors hold office for a term ending on the date of the third annual stockholders’ meeting following the annual meeting at which such director’s class was most recently elected until the earlier of their death, resignation, removal or until their successors have been duly elected and qualified. There are no family relationships among our directors. Our bylaws provide that the number of members of our Board of Directors may be changed from time to time by resolutions adopted by the Board of Directors provided that there shall not be less than one director nor more than eleven directors. Our Board of Directors currently consists of eleven members.
Board Leadership Structure
Our Board of Directors does not have a policy on whether the roles of Chief Executive Officer and Chairperson should be separate. Our Board reserves the right to assign the responsibilities of the Chief Executive Officer and Chairperson position(s) as determined by our Board to be in our best interest. In the circumstance where the responsibilities of the Chief Executive Officer and Chairperson are vested in the same individual or in other circumstances when deemed appropriate, the Board will designate a lead independent director from among the independent directors to preside at the meetings of the non-employee director executive sessions.
Currently, Mr. Ein and Mr. Lindblad serve as our Co-Chairs of the Board. Our Board retains the authority to modify this structure to best address our unique circumstances as and when appropriate.
Board Role in Risk Oversight
Our full Board is responsible for the oversight of our operational risk management process. Our Board has assigned responsibility for addressing certain risks, and the steps management has taken to monitor, control and report such risk, to our Audit Committee with appropriate reporting to the full Board. Our Board relies on our Compensation Committee to address significant risk exposures facing us with respect to compensation. Our Compensation Committee will periodically conduct a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect us.
Board Role in Social and Environmental Risk Oversight
Our full Board is responsible for the oversight of our social and environmental risk management process. Our Board has assigned responsibility for addressing certain risks, and the steps management has taken to monitor, control and report such risk, to our management team with appropriate reporting to the full Board. Our Board relies on our management team to address significant risk exposures facing us with respect to climate changes on our business and our business on the environment. Our management team will periodically conduct a review of our operating, and well as our diversity and hiring, policies and practices, to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect us.
Number of Meetings of the Board of Directors
The Board of Directors held a total of eight meetings during 2024. Directors are expected to attend Board meetings and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 80% of the aggregate number of meetings of the Board and committees on which he or she served that were held during 2024 and while he or she was a member of the Board or such committee, as appropriate. We do not have a formal policy requiring directors to attend annual meetings of stockholders. Two of our directors attended the virtual 2024 annual meeting via the webinar broadcast.
Director Independence
The Board has determined that each of Mr. Bisnow, Mr. Dryden, Mr. Ein, Mr. Fahey, Ms. Kaufman, Ms. Reavis, Ms. Reynolds, Mr. Schultz, Mr. Smith and Mr. Stuart qualifies as an “independent” director under the applicable definition of the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”).

Stockholder Communications
Stockholders may send communications to our directors as a group or individually, by writing to those individuals or the group: c/o the Secretary, 96 Morton Street, 9th Floor, New York, NY 10014. The Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or our business to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.
Board Diversity
Our Board, through the Nominating Committee of the Board, is committed to identifying and retaining strong directors who bring strategic skills and perspectives to the Board and reflect diverse backgrounds and viewpoints. Through our Nominating Committee, we recognize our responsibility to ensure that nominees for the Board possess the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of the Company and its stockholders. We continually assess the performance and composition of our Board, and regularly review the skills, experience and attributes represented by our Board members. We highly value all aspects of diversity on our Board, including racial, ethnic, and gender diversity. Our strong Board, which reflects directors with skills and expertise relevant to our unique business, is the product of the strides we have made to ensure our Board membership reflects the evolving needs of our business, our stockholders and our other stakeholders.
Committees of the Board of Directors
Our Board of Directors currently has three standing committees: (i) a Nominating Committee, (ii) an Audit Committee, and (iii) a Compensation Committee. Each of these board committees is described further below. Members of these committees will be elected annually, generally at a Board meeting held in conjunction with the annual stockholders’ meeting. The charters of our Nominating Committee, Audit Committee and Compensation Committee are available on the investor relations page of our website at www.expeditions.com.
Non-Employee Board Committee Members
Name	Audit Committee	Compensation Committee	Nominating Committee
Mr. Bisnow	M	M	—
Mr. Dryden	—	—	—
Mr. Ein	—	—	C
Mr. Fahey	—	C	M
Ms. Kaufman	—	M	—
Mr. Lindblad	—	—	—
Ms. Reavis	M	M	—
Ms. Reynolds	—	—	M
Mr. Schultz	—	—	M
Mr. Smith	C	—	M
Mr. Stuart	M	—	—

C — Chair
M — Member

Nominating Committee
The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. During the fiscal year ended December 31, 2024, our Nominating Committee met three times.
The Nominating Committee considers persons identified by its members, management, stockholders, investment bankers, and others. Currently, the guidelines for selecting nominees, which are specified in the Nominating Committee charter, generally provides that persons to be nominated:
•
should possess the requisite intelligence, education and experience to make a significant contribution to the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•
should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board of Directors. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Nominating Committee does not distinguish among nominees recommended by stockholders and other persons.
Nominations of persons for election to the Board at the annual meeting may also be made by any stockholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in our bylaws. Such nominations by any stockholder shall be made pursuant to timely notice in writing to our Secretary at 96 Morton Street, 9th Floor, New York, NY 10014. To be timely, a stockholder’s notice shall be received by the Secretary at our principal executive offices not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the annual meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholders’ notice to the Secretary must also include the information about the stockholder and the nominee as well as the other information required pursuant to our bylaws.
Audit Committee
Each of the members of the Audit Committee is independent under the applicable Nasdaq listing standards for Audit Committee members. The Board of Directors has determined that each of Messrs. Smith and Stuart, and Ms. Reavis satisfies Nasdaq’s definition of financial sophistication, and that each of Messrs. Smith and Stuart, and Ms. Reavis qualifies as an “audit committee financial expert” as defined under rules and regulations of the Securities and Exchange Commission.
The purpose of the Audit Committee is to appoint, retain, set compensation of, and supervise our independent accountants, review the results and scope of the audit and other accounting related services and review our accounting practices and systems of internal accounting and disclosure controls. The Audit Committee’s duties, which are specified in the audit committee charter, include, but are not limited to:
•
reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our Form 10-K;

•
discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•
discussing with management major risk assessment and risk management policies;

•
monitoring the independence of our independent auditor;

•
verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•
reviewing and approving all related-party transactions;

•
inquiring and discussing with management our compliance with applicable laws and regulations;

•
pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•
appointing or replacing the independent auditor;

•
determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

During the fiscal year ended December 31, 2024, our Audit Committee met four times.
Compensation Committee
The purpose of the Compensation Committee is to review and approve compensation paid to our officers and directors and to administer our incentive compensation plans. The Compensation Committee’s duties, which are specified in the Compensation Committee charter, include, but are not limited to:
•
establishing compensation plans and compensation policy;

•
approving compensation arrangements for senior management, including annual incentive and long-term compensation;

•
reviewing leadership development and succession planning; and

•
making grants under our equity incentive plans.

During the fiscal year ended December 31, 2024, our Compensation Committee met four times. The processes for consideration of executive compensation are discussed further under “Executive Compensation — Compensation Discussion and Analysis.”
Director Compensation
Our non-employee director compensation for 2024 included annual cash fees of $70,000 and an annual grant of $110,000 in restricted stock for each non-employee director, with an additional $80,000 of cash compensation for the Chair of the Board, or Co-Chair, $25,000 for the Audit Committee Chair, $20,000 for the Compensation Committee Chair and $17,500 for the Nomination Committee Chair. Our 2024 annual restricted stock grant was made in August 2024, with the awards resulting in 14,647 restricted shares per director that vest in August 2025, subject to continued service with us. In addition, we have an established deferred compensation program for our non-employee directors to elect to defer receipt of their director compensation or to elect to receive shares of the Company’s common stock in lieu of cash compensation and, in October 2024, we adopted stock ownership guidelines for the Board of Directors, which provides that each Non-Employee Director has five years to achieve a 5x cash retainer. In the future, we expect to pay health benefits for Mr. Lindblad during his service as director.
In order to increase their knowledge and understanding of our business and the related challenges that the business faces, we encourage our non-employee Board members and their families to experience our expeditions. Under the Directors Expedition Policy, a Board member is entitled to take one expedition every calendar year with no cost to the director. Each expedition the director participates in must be on a different vessel and must be a different itinerary than they have taken in the past. The director’s family, at the cost to the director including airfare, may accompany the director on the expedition. Each of the director’s family members will be charged a rate equal to the Company’s cost for the expedition, plus airfare, subject to certain exceptions.

DIRECTOR COMPENSATION FOR 2024
Name	Fees Earned or Paid in Cash	Option Awards	Stock Awards(1)	All Other Compensation	Total
Mr. Aronson(2)	$37,853	$—	$—	$—	$37,853
Mr. Bisnow	$70,000	$—	$109,999	$—	$179,999
Mr. Dryden(3)	$35,417	$—	$—	$—	$35,417
Mr. Ein	$167,500	$—	$109,999	$—	$277,499
Mr. Fahey	$90,000	$—	$109,999	$—	$199,999
Ms. Kaufman	$52,500	$—	$109,999	$—	$162,499
Mr. Lindblad(4)	$—	$—	$—	$—	$—
Ms. Reavis	$31,957	$—	$109,999	$—	$141,956
Ms. Reynolds	$70,000	$—	$109,999	$—	$179,999
Mr. Schultz	$70,000	$—	$109,999	$—	$179,999
Mr. Smith	$88,750	$—	$109,999	$—	$198,749
Mr. Stuart	$31,957	$—	$109,999	$—	$141,956

(1)
In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of stock awards granted to non-employee Directors during 2024, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The grant date fair value is measured based on the closing fair market value of our common stock on the date of grant.

(2)
Mr. Aronson served as a Director through July 2024, when he retired.

(3)
Mr. Dryden served as Interim Chief Financial Officer from June 1, 2024 through December 31, 2024. As Interim Chief Financial Officer, Mr. Dryden received 100,000 restricted stock units and 100,000 stock options, in lieu of his Director compensation during that time.

(4)
Mr. Lindblad served as Chief Executive Officer from July 2023 through December 31, 2024 and received no additional compensation for services as a director during such time.

EXECUTIVE OFFICERS
Certain information regarding our executive officers is provided below as of April 8, 2025:
Name	Age	Position
Natalya Leahy	47	Chief Executive Officer
Rick Goldberg	40	Chief Financial Officer
Noah Brodsky	44	Chief Commercial Officer
Dean (Trey) Byus III	56	Chief Expedition Officer
Benjamin L. Bressler	62	Founder and Chief Executive Officer, Natural Habitat, Inc.
There are no family relationships among our directors or executive officers. In addition to adopting stock ownership guidelines for the Board of Directors, in October 2024, we also adopted stock ownership guidelines for NEOs which provide that each NEO has five years to achieve a 3x base salary ownership.
Natalya Leahy joined us as Chief Executive Officer in January 2025. Mrs. Leahy most recently served as President of Seabourn, the ultra-luxury cruising and expedition brand. There, she was responsible for all aspects of the award-winning cruise line’s global business and operations and led more than 4,000 shoreside and shipboard employees with a fleet of seven luxury ships. Previously, Mrs. Leahy also served as both Chief Operations Officer and Chief Financial Officer for Holland America Group — former division of Carnival Corporation uniting four brands and land operations. Before joining Holland America Group, she spent 10 years in multiple leadership roles at The Procter & Gamble Company, as well as positions in Finance and Operations at the United Nations, The Coca-Cola Company, and Le Meriden Uzbekistan. Mrs. Leahy currently serves on the Board of Directors and on the Audit Committee of the Manson Construction — a marine construction company that supports high profile infrastructure and energy projects across the United States. She also sits on the Michigan State University Business School Advisory Board, and University of Washington Global Business Center Board and is a former Seattle Aquarium Board Member.
A native of Uzbekistan, Leahy is passionate about diversity, equality, and improving lives through education. She is a founding member of the Special Olympics organization in Uzbekistan, and the recipient of multiple awards and recognitions, including MSU Young Alumni Achievement Award, and Puget Sound Women of Influence Award. Mrs. Leahy holds an M.B.A. from Michigan State University and an M.S. in Banking and Finance from Tashkent Financial University (Uzbekistan).
Fredrick Goldberg joined us as Chief Financial Officer in December 2024. Mr. Goldberg previously served as CFO of Founders Table Restaurant Group — a high-growth restaurant platform that included Chopt Creative Salad Company and Dos Toros Taqueria — where he led finance, real estate and development, franchising, legal, and customer insights. Mr. Goldberg also spent several years at Jackson Hewitt Tax Service Inc., where he held various leadership positions, including Vice President of Strategy & Customer Experience, Senior Vice President of Strategy & Finance, and, ultimately, CFO. There, Mr. Goldberg led the finance, strategy, pricing, franchise sales, real estate and development, human resources, customer insights, and digital and direct marketing functions, and managed the company’s significant relationship with Walmart. Mr. Goldberg is the Co-Founder and former Chief Operating Officer of City Wine Tours. He began his career as a strategy consultant with The Monitor Group. Mr. Goldberg holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.
Noah Brodsky joined us as Chief Commercial Officer in May of 2022. Mr. Brodsky has built a more than 20-year career focused on inspirational travel experiences and premium guest service at leading global hospitality companies. He is a demonstrated leader in innovative marketing strategies, revenue growth and digital transformation. Most recently, Mr. Brodsky worked at Travel + Leisure Co. (formerly known as Wyndham Destinations) where he served as President, Travel + Leisure Group and Chief Brand Officer. Earlier at Wyndham, Mr. Brodsky served as EVP, Brand Strategy and Corporate Marketing of Wyndham Vacation Ownership and SVP, Worldwide Loyalty and Customer Engagement, for Wyndham Hotel Group. Previously, Mr. Brodsky served as Chief Experience Officer at WeWork and held leadership roles at Starwood Hotels and Resorts and Four Seasons Resorts. He currently sits on the Board of Directors for Summer Discovery, the world’s leading operator of pre-college summer enrichment programs. Mr. Brodsky holds a B.S. from Cornell University and an M.B.A. from Harvard Business School.

Dean (Trey) Byus III joined us in 1993 as an Expedition Leader and since 2009 has served as Lindblad’s Chief Expedition Officer overseeing programming for Lindblad’s vessels in addition to serving on the Executive Management Team. Prior to 2009, Mr. Byus served as Lindblad’s Vice President of Operations and Program Development, Director of Field Staff & Expedition Technology and Director of Field Staff. Mr. Byus has worked in regions around the world and has extensive experience in managing Lindblad’s expedition teams, vessel deployments and itineraries, R&D, pricing and marketing, as well as business development, including working with National Geographic. Mr. Byus holds a B.A. from the University of Washington.
Benjamin L. Bressler joined us in May 2016, in connection with our acquisition of Natural Habitat, Inc. (“Natural Habitat”), and is currently serving as Founder and Chief Executive Officer of Natural Habitat. Mr. Bressler founded Natural Habitat in 1985 and has led the company since that time. Mr. Bressler brings over three decades of experience in nature and conservation travel. Mr. Bressler holds a B.A. in Government from Skidmore College.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers, whom we refer to as our “NEOs,” during 2024 and describes our policies and decisions made with respect to the information contained in the following tables, related footnotes and narrative for 2024. The Company made a number of leadership and executive compensation changes to be implemented beginning in 2025. In recognition of the Company’s say on pay vote in 2024, we improved the Company’s incentive compensation program to clearly link compensation to performance. The program improvements are included throughout this section.
The NEOs are identified below in the table titled “Summary Compensation Table for 2024.” In this compensation discussion and analysis, we describe various actions regarding NEO compensation taken before or after 2024 when we believe it enhances the understanding of our executive compensation program.
Leadership Changes
In 2023, our founder, Sven-Olof Lindblad, returned to the role of Chief Executive Officer and in mid 2024, Dyson Dryden, one of our independent members of our Board of Directors, assumed the position of interim Chief Financial Officer upon the departure of Craig Felenstein. Mr. Lindblad’s total Chief Executive Officer compensation package was significantly below the compensation packages of our peers’ Chief Executive Officers. In connection with Mr. Lindblad’s appointment as Chief Executive Officer, the Compensation Committee of the Board deemed it appropriate to provide Mr. Lindblad with a one-time sign-on equity award in light of his prior experience as the Company’s founder and Chief Executive Officer and to incentivize Mr. Lindblad to further maximize stockholder value and align his interests to those of the stockholders of the Company. This was by far the largest element of Mr. Lindblad’s total compensation package. Mr. Lindblad also received an annual base salary of $386,250 during 2024.
Mr. Dryden’s compensation for his service as interim Chief Financial Officer was comprised of a grant of (i) 100,000 stock options that vested half immediately and half upon completion of the interim role, and (ii) 100,000 restricted stock units (“RSUs”) that vested 1/6 per month over a six-month period, with forfeiture of any unvested RSUs upon completion of the interim Chief Financial Officer role. Mr. Dryden was not paid a base salary for his role and did not receive his board compensation while serving in the capacity of interim Chief Financial Officer.
In December 2024, the Board of Directors appointed of Natalya Leahy to serve as Chief Executive Officer, effective January 1, 2025, and Frederick (Rick) Goldberg as Chief Financial Officer, effective December 31, 2024. Upon the appointments, Mr. Lindblad returned to his position as Founder and Co-Chair of the Board and Mr. Dryden returned to his long-standing position as a Board Director. In connection with their appointments, we entered into employment agreements with each of Ms. Leahy and Mr. Goldberg, which are described below.
Overview of Our Executive Compensation Philosophy and Design
We believe that a skilled, experienced and dedicated management team is essential to our future performance and to building stockholder value. We seek to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:
•
to motivate our executive officers to achieve and create stockholder value;

•
to attract and retain executive officers who we believe have the experience, temperament, talents, and convictions to contribute significantly to our future success; and

•
to align the economic interests of our executive officers with the interests of our stockholders.

The Compensation Committee is focused on executive compensation being appropriate in amount and form. The Compensation Committee strives to align the interests of our executive team with the interests of our stockholders by providing incentives based upon the achievement of performance levels in relation to our strategic goals. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and are committed to ongoing engagement with our stockholders on executive compensation practices. The Compensation Committee specifically considers the results from the annual stockholder advisory vote on executive compensation. At the 2024 annual meeting of shareholders, 77% of the votes cast on the stockholder advisory vote on executive compensation were in favor of our executive compensation.
Oversight of Executive Compensation
Our Compensation Committee has primary responsibility for, among other things, determining our compensation philosophy, evaluating the performance of our executive officers, setting the compensation and other benefits of our executive officers, overseeing our response to the outcome of the advisory votes of stockholders on executive compensation, assessing the relative enterprise risk of our compensation program and administering our incentive compensation plans. Our Board of Directors, our Compensation Committee and our Chief Executive Officer will each play a role in setting the compensation of our NEOs. Our Board of Directors appoints the members of our Compensation Committee and delegates to the Compensation Committee the direct responsibility for overseeing the design and administration of our executive compensation program. The Compensation Committee evaluates the performance of the Chief Executive Officer and determines her compensation based on this evaluation. With respect to our other executive officers, the Compensation Committee considers the Chief Executive Officer’s input as to performance evaluations and recommended compensation arrangements. The compensation of all named executive officers is subject to the final approval of the Compensation Committee.
Management and the Compensation Committee rely upon outside advisors to determine competitive pay levels, evaluate pay program design, and assess evolving technical constraints. The Compensation Committee retained the firm of Frederic W. Cook & Co. (“FW Cook”) to consult and assist with the structuring and development of a comprehensive executive compensation program based on performance, utilizing the elements discussed below. We considered all factors relevant to FW Cook’s independence from management, including the following factors:
•
The provision of other services that the consultant provides to us;

•
The amount of fees received from us as a percentage of the consultant’s total revenue;

•
The consultant’s policies and procedures designed to prevent conflicts of interest;

•
Business or personal relationships of the consultant with our Compensation Committee members;

•
The amount of our stock owned by the consultant; and

•
Business or personal relationships of the consultant with our executive officers.

Elements of Executive Compensation
Our executive compensation program for our NEOs generally consists of the following elements:
•
Base salary;

•
Short-term (annual) cash-based incentive compensation;

•
Long-term incentive compensation in the form of equity; and

•
Retirement and other benefits.

Our compensation arrangement with Mr. Bressler was structured in connection with our acquisition of Natural Habitat, which is described in detail below under “Compensation Arrangement with Ben Bressler”.
Base Salary
We pay our NEOs a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year. Generally, our Compensation Committee will set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. Base salaries will generally be reviewed annually by our

Compensation Committee, subject to terms of employment agreements, and will adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.
The 2025 effective base salaries for our NEOs, as well as the percentage increase from the 2024 actual base salaries, if any, are as follows:
Name	Fiscal 2025 Base Salary	Percentage Change From Fiscal 2024 Base Salary
Ms. Leahy	$600,000	N/A
Mr. Goldberg	$475,000	N/A
Mr. Brodsky	$477,500	3%
Mr. Byus(1)	$270,375	-25%
Mr. Bressler(2)	$200,000	0%

(1)
In 2025, Mr. Byus will be reducing his work hours.

(2)
Mr. Bressler’s base salary has remained the same since the 2016 acquisition of Natural Habitat.

Short-Term (Annual) Cash-Based Incentive Compensation
We utilize annual cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. In 2017, our Compensation Committee adopted an Employee Incentive Plan (“EIP”) under our equity incentive plan (“LTIP”) to govern annual cash incentive award opportunities for our executive officers and other key employees. Target award levels under the EIP are based on a percentage of each participant’s base salary and cash incentive awards are earned based on performance against metrics. Due to his interim status, Mr. Dryden did not participate in our short-term cash-based incentive compensation program during 2024.
2024 Short-Term (Annual) Cash-Based Incentive Compensation
The Compensation Committee set target award levels for each of our participating NEOs at 75% (as a percentage of base salary). For 2024, awards can be earned at a level of up to 150% of the target level if maximum performance goals are achieved and the minimum thresholds to earn awards are as follows: Adjusted EBITDA (threshold 85% of target: $72.3 million; maximum: $127.6 million), Net Yield per Available Guest Night (threshold 90% of target: $1,097; maximum: $1,828) and Guest Satisfaction (96% of target). Our Compensation Committee has the discretion to adjust the achievement of the financial metrics for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses. For 2024, the Compensation Committee set the targets and performance metric weightings, and calculated achievements levels per the following table:
2024 Short Term Plan
	Target	Actual	% of Target	Weighted	Payout Level
Adjusted EBITDA (000’s)	$85.1	$91.2	107%	70%	108%
Net Yield	$1,219	$1,170	96%	15%	92%
Guest Satisfaction	90%	92%	103%	15%	110%
Weighted:					106%

As a result of our performance, our Compensation Committee approved bonuses for our participating NEOs as follows:
Name	2024 Short- Term Annual Cash-Based Incentive Bonus Amount Earned
Mr. Lindblad	$306,779
Mr. Dryden	$—
Mr. Brodsky	$368,135
Mr. Byus	$286,327
2025 Short-Term (Annual) Cash-Based Incentive Compensation
For 2025, the Compensation Committee set the performance metric weightings as follows: Adjusted EBITDA (100%), Net Yield per Available Guest Night (up to an additional 10% for exceeding target), Guest Satisfaction (addition or reduction of 10% based on threshold reached above or below target), Vessel Safety (addition or reduction up to 6% addition or reduction based on incident ranges), and an individual multiplier of 0.75x-1.25x based on such individual’s performance. The Compensation Committee set target award levels for each of our other NEOs at 75% (as a percentage of base salary). Our Compensation Committee has the discretion to adjust the achievement of the financial metrics for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.
Long-Term Incentive Compensation
We utilize equity-based incentive compensation to align compensation directly with the creation of value to stockholders by rewarding performance and the achievement of goals important to the Company’s strategic objectives. We believe that such compensation attracts, motivates and helps retain executives. In 2024, our Compensation Committee approved awards of restricted stock units (“RSUs”) and a performance-vesting equity incentive award (“PSUs”) grant, to key employees, including our named executive officers, under our Long-Term Incentive Plans, each as described in more detail below. Due to his interim status, Mr. Dryden did not participate in our long-term equity-based incentive compensation program during 2024. In addition, Mr. Lindblad did not receive a long-term compensation award grant for 2024, due to his 2023 grant of 200,000 RSUs when he returned as Chief Executive Officer.
2024 Long-Term Incentive Compensation
In March 2024, our Compensation Committee approved awards of RSUs and PSUs to key employees, including our NEOs, under our 2021 LTIP, each as described in more detail below:
RSUs.   The RSUs are time vesting equity incentive awards that will vest in annual installments, subject to the recipient’s continued employment or service with us or our subsidiaries on the applicable vesting date. Upon vesting, each RSU represents the right to receive one share of our common stock or an equivalent amount of cash. Each RSU is granted in tandem with a dividend equivalent right, which is subject to the same vesting schedule as the underlying RSU to which it relates. In 2024, RSU awards were awarded in the following amounts to our NEOs, with the number of RSUs determined based upon the closing price of our common stock on the March 29, 2024 grant date, which was $9.33: Mr. Felenstein: $244,623 (26,219 RSUs); Mr. Brodsky: $231,747 (24,839 RSUs); and Mr. Byus: $180,255 (19,320 RSUs). The awards were granted on March 28, 2024 and will vest annually over three years on the anniversary of the grant, subject to continued service with us.
PSUs.   The PSUs are performance-vesting equity incentive awards that will be earned based on our annual performance against metrics relating to annual Adjusted EBITDA and annual revenue over a three-year time period. Each PSU is granted in tandem with a dividend equivalent right, which is subject to the same performance vesting terms as the underlying PSU to which it relates. Awards will vest after a three-year performance period. Performance shall be determined based on the Company’s level of achievement against the target goals for each fiscal year. The number of PSUs earned shall be equal to the target number of

PSUs multiplied by the average of the payout percentages for each fiscal year. For 2024, the Compensation Committee set the performance metric weightings of Annual Adjusted EBITDA (75%) and Annual Revenue (25%) for each applicable fiscal year. In 2024, PSU awards were granted in the following amounts to our NEOs, with the number of shares determined based upon the closing price of our common stock on the March 28, 2024 grant date, which was $9.33: Mr. Felenstein: $244,623 (26,219 PSUs); Mr. Brodsky: $231,747 (24,839 PSUs); and Mr. Byus: $180,255 (19,320 PSUs). The awards were granted on March 28, 2024, with the number of PSUs vesting on March 28, 2027 subject to achieving performance targets and continued service with us.
During 2024, the market-based performance incentive awards (“MSUs”) awarded to our NEOs in 2021 vested at a 48% achievement level. The MSUs were granted by the Compensation Committee in order to align and tie executive compensation to share price over a three-year period due to the uncertainty of the continued COVID-19 pandemic and the difficulty of definitively identifying a re-start date for operations. These MSUs had a grant price of $18.90, with a performance range of 0-150%, for a $28.35 share price to receive the maximum award. Therefore, of the 38,829 MSUs granted, 18,639 MSUs vested, summarized in the following table:
Name	MSUs Granted	MSUs Vested
Mr. Lindblad	20,437	9,810
Mr. Felenstein	10,899	5,232
Mr. Byus	7,493	3,597
2025 Long-Term Incentive Compensation
In March 2025, our Compensation Committee approved awards of RSUs and PSUs to key employees, including our NEOs, under our 2021 LTIP, each as described in more detail below:
RSUs. In 2025, RSU awards were awarded in the following amounts to our NEOs, with the number of RSUs determined based upon the closing price of our common stock on the March 31, 2025 grant date, which was $9.27: Ms. Leahy: $240,000 (25,889 PSUs); Mr. Goldberg: $190,000 (20,496 PSUs); Mr. Brodsky: $231,750 (25,000 RSUs); and Mr. Byus: $180,250 (19,444 RSUs). The awards were granted on March 31, 2025 and will vest annually over three years on the anniversary of the grant, subject to continued service with us. Ms. Leahy’s and Mr. Goldberg’s RSU percentage of overall long-term incentive compensation is at 40% with PSU grants reflecting 60% of their long-term incentive compensation awards. Mr. Brodsky’s and Mr. Byus’s 50% allocation of RSU and PSU awards will continue for 2025 and, thereafter, be modified to reflect the same 40% RSU / 60% PSU split as provided for Ms. Leahy and Mr. Goldberg.
PSUs. The PSUs are performance-vesting equity incentive awards that will be earned based on 3-year cumulative performance relating to Adjusted EBITDA and revenue growth. This is a change from the 2024 PSU which measured performance annually. We believe the shift to 3-year cumulative measurement increases the pay for performance orientation of the program, aligning the executive team to long-term value creation. In addition, to increase the performance orientation of the program, beginning in fiscal year 2025, we shifted the long-term incentive mix for our CEO and CFO from 50% PSUs/50% RSUs to 60% PSUs/40% RSUs. In 2026, Mr. Brodsky’s and Mr. Byus’s long-term incentive mix will change to 60% PSUs/40% RSUs. The awards were granted on March 31, 2025, with the number of PSUs vesting on March 31, 2028 subject to achieving performance targets and continued service with us.
Special Retention Awards
In addition to the RSUs and PSUs described above, the Compensation Committee approved one-time stock option awards during 2024 to Mr. Brodsky and Mr. Byus, in the amounts of 200,000 and 50,000, respectively. These awards were designed to reinforce retention in a competitive talent market and to recognize each executive’s critical role in advancing the Company’s long-term strategy. The stock options vest annually on a pro rata basis over a four-year period.
Compensation Arrangement with Ben Bressler
Mr. Bressler’s employment agreement was negotiated in connection with the Company’s acquisition of Natural Habitat in 2016. At that time, Mr. Bressler retained 19.9% of the equity ownership of Natural

Habitat. He also received an equity incentive opportunity to earn an award of options based on the financial performance of Natural Habitat, where if the final year equity value of Natural Habitat, as defined in Mr. Bressler’s employment agreement, as amended, exceeds $25.0 million, effective as of December 31, 2025, Mr. Bressler would be granted options with a fair value equal to 10.1% of such excess, subject to certain conditions.
When acquired in 2016, Natural Habitat’s pro forma revenue and operating income were $254.6 million and $15.3 million, respectively. Under Mr. Bressler’s leadership, Natural Habitat and the other businesses in the Company’s Land Experiences segment, have exceeded expected performance levels since each of their acquisitions. Notably, the Land Experiences segment 2024 revenues and operating income grew by 29% and 27%, respectively, over 2023.
Mr. Bressler’s employment agreement also provides for an annual cash bonus opportunity equal to 10% of Natural Habitat’s net profits (after giving effect to accrual or payment of such bonus), an annual restricted stock unit award opportunity of $100,000, and additional incentive compensation related to the management of the Land Experiences business segment. Accordingly, Mr. Bressler does not currently participate in the Company’s long-term or short-term incentive compensation plans described below.
During 2024, Mr. Bressler earned a bonus of $2.4 million, and $117,353 in RSUs. Mr. Bressler allocated a portion of his earned 2024 bonus to employees of Natural Habitat and, as a result, personally received $1.5 million. In 2023, Mr. Bressler earned a bonus of $1.5 million and $100,000 of restricted stock units in accordance with his employment agreement.
Mr. Bressler exercised a one-time right to elect an early option award of 50% of his equity incentive opportunity valued as of December 31, 2023, and as of result of the early exercise, during the three months ended March 31, 2024, the Company granted 1.3 million options, with an exercise price of $8.44, to Mr. Bressler. The options vested on the grant date and have a term of ten years.
Mr. Bressler’s ownership in Natural Habitat is 9.9% and he retains the remaining 50% of the equity incentive (which equates to future grants of options with a fair value equal to 5.05% of such excess described above). The actual number of options granted will be determined by the calculated final year equity value of Natural Habitat and the Black-Scholes per share option value, factoring in the Company’s stock price on the date of the grant, its volatility and a discount rate.
Retirement and Other Benefits
We are strongly committed to encouraging all employees to save for retirement. To provide employees with the opportunity to save for retirement on a tax-deferred basis, we sponsor a 401(k)-plan pursuant to which we matched any employee contributions, including our NEOs, up to $2,400 in 2024. We also provide certain other customary benefits to our employees, including our NEOs, which are intended to be part of a competitive compensation program. These benefits, which are offered to all full-time employees, include medical, dental, life and disability insurance as well as paid leave during the year.
In order to increase their knowledge and understanding of our business and the related challenges that the business faces, we encourage our employees, including our NEOs, and their families to experience our expeditions. To that end, employees and their family members are entitled to travel on expeditions at the per person variable land costs associated with the particular expedition. In addition to the land costs, the employee is responsible for airfare, any shipboard purchases and crew gratuities.
Compensation on Termination of Employment
Each of our NEOs has an employment agreement that provides for severance in the event they are terminated without cause or they leave for good reason. We believe these agreements are important for retention purposes, as many companies we compete with offer severance compensation, particularly in connection with a change of control. Accordingly, our NEOs have the right to receive severance compensation if they are terminated without cause or they leave for good reason while the agreement is in effect. If such termination occurs within a specified period after a change of control, enhanced severance compensation, including the vesting of unvested equity awards, is provided. We believe that such compensation gives our NEOs incentive (1) to stay with the Company despite the possibility of losing employment after a change of control and (2) to focus on obtaining the best possible value for stockholders in a change of control transaction. For additional information on compensation on termination of employment, see “Executive Compensation — Agreements with Executive Officers” and “Executive Compensation — Estimated Additional Compensation Triggered by Termination of Employment.”
Policy on Hedging Transactions
It is the Company’s policy that, its officers and directors may not engage in hedging transactions if such hedging transactions permit an officer or director to own Company securities obtained through employee benefit plans or otherwise but without the full risks and rewards of ownership. Officers and directors may otherwise engage in hedging or monetization transactions that can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and private exchange funds.
Clawback Policy
We have adopted a clawback policy that provides that we shall, except in limited circumstances, recover any erroneously awarded incentive based compensation from our named executive officers. The policy is filed as an exhibit to the Company’s Annual Report.

Summary Compensation Table
The following table summarizes the compensation earned in each of the last three completed fiscal years to our NEOs:
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other(6)	Total
Mr. Lindblad(2) Chief Executive Officer	2024	$383,438	$—	$—	$—	$306,779	$34,884	$725,101
	2023	$187,500	$—	$1,996,000	$—	$133,737	$35,265	$2,352,502
Mr. Goldberg(3) Chief Financial Officer	2024	$1,827	$75,000	$593,000	$—	$—	$—	$669,827
Mr. Brodsky Chief Commercial Officer	2024	$460,125	$—	$231,748	$982,000	$368,135	$22,048	$2,064,056
	2023	$438,000	$—	$450,008	$—	$312,404	$24,221	$1,224,633
	2022	$241,900	$75,000	$437,506	$2,809,777	$—	$13,092	$3,577,275
Mr. Byus III Chief Expedition Officer	2024	$357,875	$—	$180,256	$245,500	$286,327	$38,154	$1,108,112
	2023	$343,667	$—	$349,992	$1,198,000	$245,121	$39,562	$2,176,342
	2022	$283,250	$—	$283,263	$—	$218,173	$42,931	$827,616
Mr. Bressler Founder and Chief Executive Officer, Natural Habitat, Inc.	2024	$200,000	$2,372,476	$117,353	$6,431,418	$—	$42,620	$9,163,866
	2023	$200,000	$1,586,704	$99,998	$—	$—	$47,440	$1,934,142
	2022	$200,000	$1,183,389	$100,000	$—	$—	$50,809	$1,534,198
Mr. Dryden(4) Former Interim Chief Financial Officer	2024	$—	$—	$740,000	$462,000	$—	$—	$1,202,000
Mr. Felenstein(5) Former Chief Financial Officer	2024	$243,303	$—	$244,623	$—	$—	$17,298	$505,224
	2023	$461,167	$—	$474,998	$1,198,000	$328,928	$39,562	$2,502,655
	2022	$412,000	$—	$411,986	$—	$317,343	$42,931	$1,184,259

(1)
With respect to stock awards, the grant date fair value is measured based on the closing market value on the date of grant. Mr. Lindblad’s 2023, Mr. Goldberg’s 2024 and Mr. Brodsky’s 2022 grants relate to their employment agreements. With respect to options, the calculated grant date fair value of Messrs. Brodsky’s and Byus’ 2024 options were $4.91 per share, Mr. Dryden’s 2024 options were $4.62 per share, Mr. Bressler’s 2024 options were $4.82 per share, Messrs. Felenstein’s and Byus’ 2023 options were $5.99 per share, and Mr. Brodsky’s 2022 options were awarded in two grants at $8.18 and $7.27 per share. Refer to Note 13 of our consolidated financial statements in our Annual Report for assumptions used to value equity awards.

(2)
Mr. Lindblad served as director and Board Co-Chair before being re-appointed as Chief Executive Officer on July 20, 2023 and served in that capacity through December 31, 2024. Amounts in the table exclude any amounts earned for service as a director of the Company during the time he did not serve as an executive officer.

(3)
Mr. Goldberg joined the Company on December 31, 2024. Mr. Goldberg’s 2024 bonus includes a $75,000 hiring bonus.

(4)
Mr. Dryden served as our Interim Chief Financial Officer from May 31, 2024 to December 31, 2024. Amounts in the table exclude any amounts earned for service as a director of the Company during the time he did not serve as an interim executive officer.

(5)
Mr. Felenstein left the Company on May 31, 2024.

(6)
The amounts in this column for 2024 consist of the following for each executive:

Name	401(k) Match	Health Insurance Premiums	Life, Accidental Death & Dismemberment and Long-Term Disability Premiums	Other(a)
Mr. Lindblad	$—	$33,124	$1,760	$—
Mr. Brodsky	$2,400	$17,018	$2,630	$—
Mr. Byus	$2,400	$33,124	$2,630	$—
Mr. Bressler	$2,400	$29,712	$2,108	$8,400
Mr. Felenstein	$2,400	$13,802	$1,096	$—

(a)
Mr. Bressler receives a monthly vehicle allowance.

Pay Ratio
We have estimated the ratio between our former Chief Executive Officer’s total compensation in 2024 and the median annual total compensation of all employees (except the former Chief Executive Officer). In searching for the median employee, we considered taxable compensation totals in 2024. We identified the “Median Employee” based on the taxable compensation of all full-time, part-time, and temporary employees employed by us on December 31, 2024, then we calculated the Median Employee’s compensation under the Summary Compensation Table rules. Our former Chief Executive Officer had annual total compensation of $725,101 and our Median Employee had annual total compensation of $137,973. Therefore, we estimate that our former Chief Executive Officer’s annual total compensation for 2024 was approximately 5.3 times that of the median of the annual total compensation of all our employees.

GRANTS OF PLAN BASED AWARDS DURING 2024
The following table sets forth information about grants of plan-based awards to our NEOs during the year ended December 31, 2024.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date of Equity Incentive Plan Awards	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Options, Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Mr. Lindblad		$—	$287,579	$575,157
					—	$—
Mr. Goldberg		$—	$—	$—
	12/31/24				50,000	$593,000
Mr. Dryden		$—	$—	$—
	05/15/24				100,000	$740,000
	05/15/24				100,000	$462,000
Mr. Felenstein		$—	$366,938	$550,406
	03/29/24				26,219	$244,623
Mr. Brodsky		$—	$347,625	$521,438
	03/29/24				24,839	$231,748
	05/15/24				200,000	$982,000
Mr. Byus		$—	$270,375	$405,563
	03/29/24				19,320	$180,256
	05/15/24				50,000	$245,500
Mr. Bressler		$—	$—	$—
	03/29/24				12,578	$117,353
	03/18/24				1,334,319	$6,431,418

(1)
The amount shown represents the range of possible cash incentive awards that could have been earned under our 2024 Short-Term (Annual) Cash-Based Incentive Compensation plan. For additional information, see “Compensation Discussion and Analysis.”

(2)
The amount represents RSUs or options granted under our 2024 Long-Term Incentive Compensation Plan. For additional information, see “Compensation Discussion and Analysis” and “Outstanding Equity Awards at 2024 Fiscal Year End” table.

(3)
Amount represents the aggregate grant date fair value computed in accordance with FASB ASC 718. With respect to stock awards, the grant date fair value is measured based on the closing market value on the date of grant. With respect to options, the calculated grant date fair value of Messrs. Brodsky’s and Byus’ 2024 options were $4.91 per share, Mr. Dryden’s 2024 options were $4.62 per share and Mr. Bressler’s were $4.82 per share. Refer to Note 13 of our consolidated financial statements in our Annual Report for assumptions used to value equity awards.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END
The following table sets forth information about outstanding equity awards held on December 31, 2024 by our NEOs.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Lindblad	—	—	$—	N/A	100,000	$1,186,000	—	$—
Mr. Goldberg	—	—	$—	N/A	50,000	$593,000	—	$—
Mr. Brodsky	80,230	80,228	$14.36	05/31/32	55,763	$661,348	22,086(4)	$261,940
	20,000	20,000	$12.64	06/10/32			24,839(5)	$294,591
	—	200,000	$7.40	05/15/34
Mr. Byus	50,000	150,000	$9.56	03/31/33	34,654	$411,000	9,392(3)	$111,389
	—	50,000	$7.40	05/15/34			17,177(4)	$203,719
							19,320(5)	$229,135
Mr. Bressler	1,334,319	—	$8.44	03/18/34	20,423	$242,217	—	$—
	1,484,549	500,228			260,840	$3,093,565	92,814	$1,100,774

(1)
The amounts in this column have been computed based on the closing price of our common stock of $11.86 on December 31, 2024 (the last business day of 2024). The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest and the actual number of shares that vest.

(2)
The shares vest as follows:

Unvested Stock Awards (number of shares, units or options)
Mr. Lindblad	Mr. Goldberg	Mr. Brodsky	Mr. Byus	Mr. Bressler	Vesting Dates
—	50,000	—	—	—	RSUs vest 25% on each March 31, 2026, 2027, 2028 and 2029
—	—	24,839	19,320	12,578	RSUs vest 33% on each March 31, 2025, 2026 and 2027
—	—	15,691	12,203	7,845	RSUs vest 50% on each March 31, 2025 and 2026
100,000	—	—	—	—	RSUs vest 50% on each January 21 and July 21, 2025
—	—	—	3,131	—	RSUs vest 100% on March 31, 2025
—	—	15,233	—	—	RSUs vest 50% each on May 31, 2025 and 2026
—	—	—	15,000	—	Options vest 33% on each of May 31, 2025, 2026 and 2027
—	—	80,228	—	—	Options vest 50% on each of May 31,2025 and 2026
—	—	20,000	—	—	Options vest 50% on each of June 10, 2025 and 2026

(3)
Represents MSUs in an amount equal to the maximum possible awards available on December 31, 2024 under our 2021 long-term incentive compensation plan based on performance during 2022 through 2025. The MSUs are market-based equity incentive awards based on a performance-multiplier of change in the stock price of the Company’s common stock between the grant date and a determined closing price. Awards will vest after a three-year performance period and may be earned at a level ranging from 0% to 150% of the number of MSUs granted, depending on performance. Performance shall be determined by dividing (i) the average Company stock closing price for 10 consecutive trading days ending on the vesting date by (ii) the Company stock closing price on the day of the grant, provided, however, that in no event shall the performance exceed 150%. The number of MSUs earned shall be determined based upon the closing price of our common stock on our March 31, 2025 stock price and shall vest on that date. In 2022, MSU awards were awarded in the following amounts to our NEOs, with the number of shares determined based upon the closing price of our common stock on the grant date: Mr. Byus: $141,631. The awards were granted on March 31, 2022, with the award amount determined based upon the closing price of our common stock on March 31, 2022, which was $15.08.
(4)
Represents PSUs in an amount equal to the maximum possible awards available on December 31, 2024 under our 2021 long-term incentive compensation plan based on performance during 2023 through 2025. The PSUs are performance-vesting equity incentive awards that will be earned based on our annual performance against metrics relating to annual Adjusted EBITDA and annual revenue over a three-year time period. Awards will vest after a three-year performance period. Performance shall be determined based on the Company’s level of achievement against the target goals for each fiscal year. The number of PSUs earned shall be equal to the target number of PSUs multiplied by the average of the payout percentages for each fiscal year. For 2023, the Compensation Committee set the performance metric weightings of Annual Adjusted EBITDA (75%) and Annual Revenue (25%) for each applicable fiscal year. In 2023, PSU awards were granted in the following amounts to our NEOs, with the number of shares determined based upon the closing price of our common stock on the March 31, 2023 grant date, which was $9.56: Mr. Brodsky: $225,000 (23,536 PSUs); and Mr. Byus: $175,000 (18,305 PSUs).

(5)
Represents PSUs in an amount equal to the maximum possible awards available on December 31, 2024 under our 2021 long-term incentive compensation plan based on performance during 2024 through 2027. The PSUs are performance-vesting equity incentive awards that will be earned based on our annual performance against metrics relating to annual Adjusted EBITDA and annual revenue over a three-year time period. Awards will vest after a three-year performance period. Performance shall be determined based on the Company’s level of achievement against the target goals for each fiscal year. The number of PSUs earned shall be equal to the target number of PSUs multiplied by the average of the payout percentages for each fiscal year. For 2024, the Compensation Committee set the performance metric weightings of Annual Adjusted EBITDA (75%) and Annual Revenue (25%) for each applicable fiscal year. In 2024, PSU awards were granted in the following amounts to our NEOs, with the number of shares determined based upon the closing price of our common stock on the March 31, 2024 grant date, which was $9.33: Mr. Brodsky: $231,748 (24,839 PSUs); and Mr. Byus: $180,255 (19,320 PSUs).

OPTION EXERCISES AND STOCK VESTED IN 2024
The following table sets forth information about option exercises and restricted stock vesting for our NEOs in 2024.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Lindblad	—	$—	116,622	$1,150,583
Mr. Dryden	—	$—	100,000	$969,833
Mr. Felenstein	—	$—	21,700	$202,461
Mr. Brodsky	—	$—	15,462	$132,153
Mr. Byus	—	$—	15,326	$142,992
Mr. Bressler	—	$—	2,615	$24,398
	—	$—	271,725	$2,622,420

(1)
The amounts in this column represent the aggregate market value of the shares of common stock acquired upon vesting based on the closing price on the applicable vesting date or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date.

PAY VERSUS PERFORMANCE
The following table sets forth information about executive compensation, compensation paid and the Company’s performance.
Year	Summary Compensation Table Total for PEO Berle(1)	Summary Compensation Table Total for PEO Lindblad(1)	Compensation Actually Paid to PEO Berle(1)(2)(3)	Compensation Actually Paid to PEO Lindblad(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3)	Value of $100 Investment Based On:(4)		Net Loss Available to Stockholders (millions)	Adjusted EDITDA (millions)(6)
							Total Shareholder Return	Peer Group Total Shareholder Return(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2024	N/A	$725,101	N/A	$578,526	$2,452,181	$2,639,717	$72.54	$149.90	$(35.8)	$91.2
2023	$1,463,127	$2,352,502	$(1,805,574)	$2,763,516	$1,959,443	$2,147,119	$68.93	$114.20	$(50.0)	$71.2
2022	$1,635,303	N/A	$(3,740,733)	N/A	$1,827,250	$722,410	$47.09	$71.38	$(116.1)	$(11.5)
2021	$6,936,263	$811,127	$10,277,472	$(896,178)	$967,846	$719,423	$95.41	$94.10	$(124.7)	$(64.0)
2020	N/A	$2,376,852	N/A	$3,021,481	$1,691,674	$2,108,405	$104.71	$77.36	$(100.4)	$(52.2)

(1)
Mr. Berle was the Principle Executive Officer (“PEO”) during 2023, 2022 and 2021, Mr. Lindblad was the PEO during 2024, 2023, 2021 and 2020. The Non-PEO NEOs for each year were Mr. Goldberg, Mr. Dryden, Mr. Felenstein, Mr. Byus and Mr. Bressler, and Mr. Brodsky for 2024, 2023 and 2022, and included Mr. Goodman for 2022, 2021 and 2020. Mr. Berle’s 2021 compensation included $5.2 million of option awards, and $1.0 million of RSUs which were awarded with a five-year vesting period, on condition that he purchase $1.0 million of Company stock, which was done before the RSUs were awarded.

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year. The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

	PEO Berle
	2020	2021	2022	2023	2024
SCT Total	$—	$6,936,263	$1,635,303	$1,463,127	$—
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	—	(6,242,973)	(575,000)	(1,149,992)	—
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—	9,584,182	278,231	—	—
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—	—	(4,429,394)	—	—
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	—	(649,872)	539,052	—
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	(2,657,761)	—
Compensation Actually Paid	$—	$10,277,472	$(3,740,733)	$(1,805,574)	$—

	PEO Lindblad
	2020	2021	2022	2023	2024
SCT Total	$2,376,852	$811,127	$—	$2,352,502	$725,101
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(1,912,242)	(772,519)	—	(1,996,000)	—
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	3,458,773	748,831	—	2,254,000	—
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(277,732)	(466,575)	—	76,040	59,000
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—	—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(624,171)	124,019	—	107,579	(205,575)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	(1,341,061)	—	(30,605)	—
Compensation Actually Paid	$3,021,481	$(896,178)	$—	$2,763,516	$578,526
	NEO
	2020	2021	2022	2023	2024
SCT Total	$1,691,674	$967,846	$1,827,250	$1,959,443	$2,452,181
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(1,088,231)	(345,728)	(1,010,633)	(942,749)	(1,704,650)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	1,951,502	303,478	341,776	1,078,747	719,391
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(49,992)	(239,077)	(363,226)	189,140	38,540
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—	1,504,918
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(244,063)	32,904	(72,757)	43,649	(80,734)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(152,485)	—	—	(181,111)	(289,929)
Compensation Actually Paid	$2,108,405	$719,423	$722,410	$2,147,119	$2,639,717

(4)
Total Shareholder Return (TSR) is cumulative for the measurement periods beginning on December 31, 2019 and ending on the last day in FY 2024, 2023, 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K.

(5)
“Prior Peer Group” represents the FTSE 100 Index, and “Current Peer Group” represents the S&P 1500 Hotels, Resorts and Cruise Lines Index, which the Company has identified as its peer group for purposes of Item 402(v) and which is used by the Company for purposes of compliance with Item 201(e) of Regulation S-K.

(6)
We have determined that Adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our named executive officers, for the most recently completed fiscal year, to company performance. A reconciliation of Adjusted EBITDA can be found in our Annual Report.

Performance Measures Used to Link Company Performance and CAP.   The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link compensation actually paid to the named executive officers for FY 2024. Each metric below is used for purposes of determining payouts under either our annual incentive program or vesting of our performance-based stock awards. Please see the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation.
•
Adjusted EBITDA

•
Net Yield

•
Stock Price

Relationship between CAP and TSR.   The graph below illustrates the relationship between TSR and the Peer Group TSR as well as the relationship between CAP and TSR for the PEO and average Non-PEO NEOs.

Relationship between CAP and GAAP Net Income.   The graph below reflects the relationship between the PEO and average Non-PEO NEOs CAP and the Company’s Net Income for the applicable fiscal year.
Relationship between CAP and Adjusted EBITDA (our Company-Selected Measure).   The graph below reflects the relationship between the PEO and average Non-PEO NEOs CAP and the Company’s Adjusted EBITDA for the applicable fiscal year.
Agreements with Executive Officers
We have entered into agreements with certain of our executive officers as follows:
Dean (Trey) Byus III.   On September 4, 2018, we entered into an amendment to the employment agreement with Mr. Byus, which (i) extended the term of the employment agreement until March 31, 2020, with automatic twelve-month renewal periods thereafter unless either party provides prior notice of non-renewal; (ii) provides for an annual target cash bonus equal to 75% of his base salary in 2018 (subject to adjustment by the Company’s Compensation Committee in future periods provided that such target cash bonus amount shall not be reduced to less than 65% of his base salary) and (iii) provides for participation in the Company’s equity incentive plans with the expectation that he will receive an annual equity award targeted at 100% of his base salary.
If we were to terminate Mr. Byus’s employment without “cause” (which includes our non-extension of the term) or if he were to resign for good “reason” (each a “Qualifying Termination”), Mr. Byus will be entitled to, subject to his signing and not revoking a general release of claims, (i) severance payments equal to one times the sum of annual base salary plus average annual bonus over the preceding three-year period, payable over a 12 month period in accordance with our customary payroll practices; (ii) a pro-rated bonus for the year of termination (based on actual performance for the fiscal year) and (iii) COBRA continuation coverage for 12 months after the termination date.
If a Qualifying Termination occurs within one year after a change in control, or while we are party to a definitive agreement the consummation of which would result in a change in control, the employment agreement provides that the executive will be entitled to, subject to his signing and not revoking a general release of claims and in lieu of the amounts above, (i) severance payments equal to two times the sum of annual base salary plus target annual bonus amount, payable over a 24-month period in accordance with our customary payroll practices; (ii) a pro-rated bonus for the year of termination (based on our actual performance for the fiscal year) and (iii) COBRA continuation coverage for 24 months after the termination date.
The employment agreement contains mutual non-disparagement and customary confidentiality and assignment of inventions provisions. In addition, for 24 months following termination, the employment agreement prohibits Mr. Byus from competing with our business worldwide (except for providing services to a conglomerate that competes with us if the executive is not directly involved with the competitive division or line) and from soliciting our employees, independent contractors, customers, suppliers and similar counterparties.
“Cause” is defined to mean, subject to us providing timely notice and the right to cure, (i) willful misconduct and mismanagement that is materially injurious to us; (ii) refusal in any material respect to carry out or comply with any lawful and reasonable directive of our Board of Directors consistent with the terms of the employment agreement; (iii) conviction, plea of no contest, or plea of nolo contendere for any felony; (iv) unlawful use (including being under the influence) or possession of illegal drugs on our (or any of our subsidiaries’) premises while performing duties and responsibilities under the employment agreement; (v) commission of an act of fraud, embezzlement, willful misappropriation, willful misconduct, or breach of fiduciary duty, in any case that results in material harm to us or any of our affiliates; (vi) material violation of any provision of the employment agreement or material written policy; or (vii) willful or prolonged, and unexcused, absence from work (other than by reason of disability due to physical or mental illness). Action or inaction is only “willful” if done or omitted without the good faith belief that such action or inaction is in our best interests.
“Good reason” is defined to mean (i) a material diminution in base compensation, the budget that Mr. Byus oversees, or his authority, duties or responsibilities (including reporting relationships); (ii) a material change in geographic location where Mr. Byus must perform services; or (iii) any other action or inaction that constitutes a material breach of the employment agreement.
Natalya Leahy.   In connection with her appointment as Chief Executive Officer, we entered into an employment agreement with Ms. Leahy for an initial term through January 1, 2030, which renews automatically annually, pursuant to which she was provided with the following compensation arrangements: (i) an initial annual base salary of $600,000; (ii) an annual bonus opportunity through an incentive bonus program established by our Board of Directors or our Compensation Committee, with bonuses to be targeted at 75% of annual base salary, with 2025 bonus guaranteed; (iii) an annual equity incentive award to be targeted at 100% of annual base salary, with 40% to be granted in Restricted Stock Units (“RSUs”) and 60% to be granted in performance-based restricted share units; (iv) a grant of 85,811 RSUs, vesting annually pro rata over a three-year period beginning March 31, 2025 under the Company’s 2021 LTIP; (v) a grant of 100,000 RSUs, vesting annually pro rata over a four-year period beginning March 31, 2026 under the Company’s 2021 LTIP; (vi) a grant of 50,000 RSUs providing that the Company’s stock price is greater than $15.00 for 20 consecutive days over a 5 year period beginning January 1, 2025; (vii) a grant of 50,000 RSUs providing that the Company’s stock price is greater than $20.00 for 20 consecutive days over a 5 year period beginning January 1, 2025; (viii) a grant of 15,000 RSUs providing that the Company’s stock price is greater than $25.00 for 20 consecutive days over a 5 year period beginning January 1, 2025; provided, however, that if Ms. Leahy’s employment terminates without cause or due to her resignation for good reason within one year after a change in control, 100% of the restricted shares (to the extent outstanding following such transaction) shall vest.
In addition, if Ms. Leahy’s employment is terminated without cause or due to her resignation for good reason, she will be entitled to 1 time her annual base salary, the pro rata portion of her bonus earned and payment or reimbursement of COBRA premiums for a twelve-month period. Upon such termination or her death or disability, Ms. Leahy will also be entitled to a pro-rated portion of any annual bonus for the year of termination. To receive these severance payments and benefits, Ms. Leahy must execute a general release of claims. Ms. Leahy will also be prohibited from competing with the Company or soliciting the Company’s employees, customers or suppliers for a period of two years following her termination of employment. The definition of “cause” and “good reason” are the same as set forth above for Mr. Byus.
Fredrick (Rick) Goldberg.   In connection with his appointment as Chief Financial Officer, we entered into an employment agreement with Mr. Goldberg for an initial term through December 31, 2028, which renews automatically annually, pursuant to which he was provided with the following compensation arrangements: (i) an initial annual base salary of $475,000; (ii) an annual bonus opportunity through an incentive bonus program established by our Board of Directors or our Compensation Committee, with bonuses to be targeted at 75% of annual base salary; (iii) an initial sign on bonus of $75,000 to be paid March 15, 2025; (iv) an annual equity incentive award to be targeted at 100% of annual base salary, with 40% to be granted in RSUs and 60% to be granted in performance-based restricted share units; (v) a grant of 50,000 RSUs, vesting annually pro rata over a four-year period beginning March 31, 2026 under the Company’s 2021 LTIP.
In addition, if Mr. Goldberg’s employment is terminated without cause or due to his resignation for good reason, he will be entitled to 1 time his annual base salary, the pro rata portion of his bonus earned and payment or reimbursement of COBRA premiums for a twelve-month period. Upon such termination or his death or disability, Mr. Goldberg will also be entitled to a pro-rated portion of any annual bonus for the year of termination. To receive these severance payments and benefits, Mr. Goldberg must execute a general release of claims. Mr. Goldberg will also be prohibited from competing with the Company or soliciting the Company’s employees, customers or suppliers for a period of two years following his termination of employment. The definition of “cause” and “good reason” are the same as set forth above for Mr. Byus.
Noah Brodsky.   In connection with his appointment as Chief Commercial Officer, we entered into an employment agreement with Mr. Brodsky for an initial term through May 31, 2026, which renews automatically annually, pursuant to which he was provided with the following compensation arrangements: (i) an initial annual base salary of $400,000; (ii) an annual bonus opportunity through an incentive bonus program established by our Board of Directors or our Compensation Committee, with bonuses to be targeted at 75% of annual base salary; (iii) an annual equity incentive award to be targeted at 100% of annual base salary; (iv) a grant valued at $1.75 million, 75% of which will be issued in options and 25% of which will be issued in Restricted Stock Units, each vesting annually pro rata over a four-year period commencing on the Effective Date under the Company’s 2021 LTIP; provided, however, that if Mr. Brodsky’s employment terminates without cause or due to his resignation for good reason within one year after a change in control, 100% of the restricted shares and the shares subject to the stock option (to the extent outstanding following such transaction) shall vest.
In addition, if Mr. Brodsky’s employment is terminated without cause or due to his resignation for good reason, he will be entitled to continuation of his annual base salary and payment or reimbursement of COBRA premiums for a twelve-month period. Upon such termination or his death or disability, Mr. Brodsky will also be entitled to a pro-rated portion of any annual bonus for the year of termination. To receive these severance payments and benefits, Mr. Brodsky must execute a general release of claims. Mr. Brodsky will also be prohibited from competing with the Company or soliciting the Company’s employees, customers or suppliers for a period of two years following his termination of employment. The definition of “cause” and “good reason” are the same as set forth above for Mr. Byus.

Benjamin L. Bressler.   In connection with the acquisition of Natural Habitat, we entered into an employment agreement with Mr. Bressler, amended May 2020 and December 2022, for a term extended through December 31, 2025, pursuant to which he was provided with the following compensation arrangements: (i) an initial annual base salary of $200,000; (ii) an annual cash bonus opportunity equal to 10% of Natural Habitat’s net profits (after giving effect to accrual or payment of such bonus) (the “Net Profit Bonus”); (iii) an equity incentive opportunity to earn an award of options based on the future financial performance of Natural Habitat. Specifically, as soon as practicable after December 31, 2025, we will calculate the Final Year Equity Value of Natural Habitat (as defined in the employment agreement) and if it exceeds $25 million, effective as of December 31, 2025, subject to his continued employment through that date, Mr. Bressler will be granted a number of options that will have a fair value (generally determined in accordance with applicable accounting standards) equal to 5.05% of such excess. Any such options will have a per-share exercise price equal to the fair market value of our common stock on the grant date and will be fully vested and exercisable as of the grant date. If our Board of Directors reasonably determines that issuing options would violate any applicable law or regulation or any applicable securities exchange listing standards or other requirements or the terms and conditions of our equity incentive plan then in effect, we may instead settle the equity incentive opportunity with a lump-sum cash payment equal to 5.05% of such excess; (iv) a managed business value equity incentive opportunity where Mr. Bressler shall also have an opportunity to earn a stock or cash award based on the future financial performance of the managed businesses; and (v) be eligible to participate in and may receive additional awards under any of Parent’s equity incentive award plans and programs as in effect from time to time, such awards will include an annual restricted stock unit award opportunity with a target annual award value of $100,000, which may be earned based on the business performance of the Managed Businesses.
The employment agreement also provides that, upon the termination of Mr. Bressler’s employment due to death or disability, subject to his signing and not revoking a general release of claims, he will be entitled to (i) a pro-rated portion of any Net Profit Bonus for the year of termination (based on Natural Habitat’s actual net profits for such year) and (ii) if such termination occurs prior to December 31, 2025, a lump sum cash payment equal to 10.1% of the Final Year Equity Value of Natural Habitat (determined in this circumstance as of the last day of the calendar quarter ending prior to the termination date) over $25.0 million (the “Equity Opportunity Payout”). The employment agreement also provides that, upon the termination of Mr. Bressler’s employment without cause or his resignation of employment for good reason, subject to his signing and not revoking a general release of claims, he will be entitled to (i) severance payments equal to one times his annual base salary, (ii) any Net Profit Bonus for the year of termination (based on Natural Habitat’s actual net profits for such year) and (iii) if such termination occurs prior to December 31, 2025, the Equity Opportunity Payout.
The employment agreement contains confidentiality and assignment of inventions provisions for the benefit of us, Natural Habitat and their direct and indirect subsidiaries and prohibits Mr. Bressler from competing with, or soliciting the employees of, us, Natural Habitat and their direct and indirect subsidiaries, for a period of two years following his termination.
In addition, Mr. Bressler’s remaining 9.95% ownership interest in Natural Habitat is subject to an arrangement providing for put/call rights that generally cannot be exercised, with certain exceptions, until 2025.
“Cause” is defined in the employment agreements to mean, subject to us providing timely notice and the right to cure, (i) willful misconduct and mismanagement that is materially injurious to Natural Habitat; (ii) refusal in any material respect to carry out or comply with any lawful and reasonable directive of the Natural Habitat Board of Directors or our Board of Directors consistent with the terms of the employment agreement; (iii) conviction, plea of no contest, or plea of nolo contendere for any felony; (iv) unlawful use (including being under the influence) or possession of illegal drugs on our (or any of our subsidiaries’) premises while performing executive’s duties and responsibilities under the employment agreement; (v) commission of an act of fraud, embezzlement, willful misappropriation, willful misconduct, or breach of fiduciary duty, in any case that results in material harm to us or any of our affiliates; (vi) material violation of any provision of the employment agreement or material written policy; or (vii) willful or prolonged, and unexcused, absence from work (other than by reason of disability due to physical or mental illness). Action or inaction is only “willful” if done or omitted without the good faith belief that such action or inaction is in the best interests of Natural Habitat.

“Good reason” is defined in the employment agreement to mean (i) a material diminution in base compensation or the formula for determining Net Profit Bonus from the highest level in effect during the term, the budget that Mr. Bressler oversees, or his authority, duties or responsibilities (including reporting relationships); (ii) a material change in geographic location where he must perform services; or (iii) any other action or inaction that constitutes a material breach of the employment agreement.

ESTIMATED ADDITIONAL COMPENSATION TRIGGERED BY TERMINATION OF EMPLOYMENT IF TERMINATED ON THE LAST BUSINESS DAY OF 2024
The following table illustrates the additional compensation that we estimate would be payable to each of our NEOs on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2024. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment.
Termination Without Cause or for Good Reason Without a Change in Control:
Name	Cash	Equity	Perquisites/ Benefits	Total
Mr. Lindblad	$—	$—	$—	$—
Mr. Goldberg	$625,000(1)	$—	$32,072(4)	$657,072
Mr. Brodsky	$806,135(1)	$661,348(3)	$32,072(4)	$1,499,555
Mr. Byus	$879,868(2)	$—	$32,072(4)	$911,940
Mr. Bressler	$31,938,368(9)	$—	$48,108(5)	$31,986,476
Termination Without Cause or for Good Reason in connection with a Change in Control:
Name	Cash	Equity	Perquisites/ Benefits	Total
Mr. Lindblad	$—	$—	$—	$—
Mr. Goldberg	$625,000(1)	$—	$32,072(4)	$657,072
Mr. Brodsky	$806,135(1)	$661,348(7)	$32,072(4)	$1,499,555
Mr. Byus	$1,194,958(6)	$—	$64,143(8)	$1,259,101
Mr. Bressler	$31,938,368(9)	$—	$48,108(5)	$31,986,476

(1)
Amount represents twelve months of annual salary and the annual bonus amount actually paid for the 2024 fiscal year.

(2)
Amount represents the sum of (i) one times annual base salary; (ii) average annual bonus for the years ended December 31, 2024, 2023 and 2022; and (iii) the annual bonus amount actually paid for the 2024 fiscal year.

(3)
Amounts represents the product of (i) the number of shares underlying all unvested stock options and (ii) the excess, if any, of the closing price per share of our common stock on December 31, 2024 of $11.86 and the exercise price per share of such options market value of 100% of the unvested options, and unvested RSUs at the December 31, 2024 closing share price of $11.86.

(4)
Amount represents the value of COBRA continuation coverage for a period of 12 months.

(5)
Amount represents the value of COBRA continuation coverage for a period of 18 months.

(6)
Amount represents the sum of (i) two times the sum of annual base salary and target bonus; and (ii) the annual bonus amount actually paid for the 2024 fiscal year.

(7)
Amount shown represents the product of (i) the number of shares underlying all unvested stock options and (ii) the excess, if any, of the closing price per share of our common stock on December 31, 2024 of $11.86 and the exercise price per share of such options, and unvested RSUs at the December 31, 2024 closing share price of $11.86.

(8)
Amount represents the value of COBRA continuation coverage for a period of 24 months.

(9)
Amount represents the sum of (i) annual base salary, (ii) the annual bonus amount actually paid for the 2024 fiscal year and (iii) includes a buyout of Mr. Bressler’s remaining equity value of Natural Habitat.

Compensation Policies and Practices and Risk Management
The Compensation Committee considers, in establishing and reviewing our compensation philosophy and programs, whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and consequently the Compensation Committee does not see them as encouraging risk taking. We also provide NEOs with equity awards to help further align their interests with our interests and those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking since the awards are generally provided at the beginning of an employee’s tenure or at various intervals to award achievements or provide additional incentive to build long-term value and are subject to vesting schedules to help ensure that executives have significant value tied to our long-term corporate success and performance.

The Compensation Committee believes that our compensation philosophy and programs will encourage employees to strive to achieve both short-and long-term goals that are important to our success and building stockholder’s value, without promoting unnecessary or excessive risk taking. The Compensation Committee has concluded that our compensation philosophy and practices are not reasonably likely to have a material adverse effect on us.
Compensation Committee Interlocks and Insider Participation
During the last fiscal year, no member of our Compensation Committee served as one of our employees. No member of our Compensation Committee entered into a related party transaction with us during fiscal year 2024, except as discussed under Related Party Transactions.
No interlocking relationships exist between our Board of Directors or our Compensation Committee and the board of directors or the Compensation Committee of any other entity. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.
Compensation Committee Report
Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our Compensation Committee’s review and discussions with management, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
John M. Fahey (Chair)
Elliott Bisnow
Pamela Kaufman
Annette Reavis

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Person Policy
Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the Board of Directors (or the Audit Committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member of the persons referred to in clauses (a) and (b) has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.
Our Audit Committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The Audit Committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the Audit Committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
Related Party Transactions
Other than as described below, since January 1, 2024, we have not entered into, and there are no currently proposed, related party transactions.
Allison Fahey, who is John Fahey’s daughter, a member of our Board of Directors and Compensation Committee Chair, was employed by us in the chief of staff role during 2024. During 2024, she received aggregate compensation of $175,028, inclusive of salary, bonus and stock-based compensation.

PROPOSAL NO. 2
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
We are asking stockholders to approve an advisory resolution on our 2024 executive compensation as reported in this proxy statement.
We urge stockholders to read the “Executive Compensation” section beginning on page 18 of this proxy statement, as well as the Compensation Discussion and Analysis, the Summary Compensation Table and other related compensation tables and narrative in this proxy statement, which provide detailed information on the compensation of our NEOs.
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution:
RESOLVED, that the stockholders of Lindblad Expeditions Holdings, Inc. (the “Company”) approve, on an advisory basis, the 2024 compensation of the Company’s named executive officers disclosed in the Executive Compensation section and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2025 Annual Meeting of Stockholders.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Our Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL NO. 3
APPROVAL OF AN AMENDMENT TO 2021 LONG-TERM INCENTIVE PLAN
OVERVIEW
On April 7, 2021, our Board adopted the Lindblad Expeditions Holdings, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”), which was approved by our stockholders at our annual meeting held on June 3, 2021. In this Proposal, we are requesting stockholder approval of an amendment to the 2021 Plan to (1) increase the number of shares of our common stock reserved under the 2021 Plan by 4,600,000 shares, and (2) increase the number of shares that may be issued pursuant to incentive stock options under the 2021 Plan by the same number of shares. The adoption of the amendment to the 2021 Plan included in this Proposal is contingent on stockholder approval.
EFFECT OF PROPOSAL
Approval of this Proposal will increase the number of shares of our common stock available for issuance under the 2021 Plan by 4,600,000. The 2021 Plan currently (without this Proposal) has a share reserve of 4,700,000 shares plus the number of shares, if any, available for grant under the Lindblad Expeditions Holdings, Inc. 2015 Long-Term Incentive Plan and any prior equity incentive plans of the Company or its predecessor as of the original effective date of the 2021 Plan. Our Board and management believe that additional equity awards contemplated by the share reserve increase included in the Proposal are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.
If stockholders do not approve this Proposal, the 2021 Plan will not be amended and will remain in effect in its current form but, because the number of shares will not have increased, we do not believe it will continue to serve as an effective vehicle for our equity-based incentive compensation programs. If the Proposal is not approved, our Board may have to consider other compensation alternatives.
RATIONALE FOR AMENDING THE 2021 PLAN
Our Board believes that we have historically used equity compensation in a reasonable manner. We have not sought an increase to the shares available under the 2021 Plan since its inception. A primary purpose of the 2021 Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities. We believe that the effective use of stock-based long-term incentive compensation has been integral to our success in the past and is vital to our ability to achieve continued strong performance in the future. We believe that additional grants of equity awards will continue to create long-term economic interests in our success and, thereby, assist us in attracting, retaining, motivating and rewarding employees, directors and consultants. The use of long-term equity grants allows us to align the incentives of our employees, directors and consultants with the interests of our stockholders, linking compensation to our performance.
If the Proposal is not approved, we will not be able to continue to grant equity awards, which we believe will negatively impact our ability to attract, retain, motivate and reward service providers, a key component to growing our business and increasing our profitability.
If this Proposal is approved, we expect the share reserve increase will be sufficient for awards for approximately five years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the 2021 Plan’s reserve under permitted addbacks; the future performance of our stock price; the consequences of acquiring other companies; and other factors. It is possible that future share usage may differ from current expectations.

HISTORICAL EQUITY GRANTING PRACTICES AND DILUTION
The following table sets forth information regarding stock-settled, time-vested equity awards granted, and performance-based equity awards earned, over each of the last three fiscal years:
	2024	2023	2022
Stock Options/Stock Appreciation Rights (SARs) Granted	1,944,319	500,000	200,458	3-Year Average 3.0%
Stock-Settled Time-Vested Restricted Shares/Units Granted	553,156	573,668	348,046
Stock-Settled Performance-Based Shares/Units Earned*	18,639	64,678	79,222
Weighted-Average Basic Common Shares Outstanding	53,817,462	53,256,513	52,018,987
Share Usage Rate	4.7%	2.1%	1.2%

*
With respect to performance-based shares/units in the table above, we calculate the share usage rate based on the applicable number of shares earned each year. For reference, the performance-based shares/units granted during the foregoing 3-year period were as follows: 44,159 shares in 2024, 118,317 shares in 2023 and 77,769 shares in 2022.

Our Board evaluated the dilutive effects of the Proposal and believes that, including the share reserve increase requested, the dilutive effect is reasonable. The following table provides information as of April 8, 2025, regarding the Company’s equity compensation plans and the share reserve increase contained this Proposal:
	Number of Shares	Dilution
Basic common shares outstanding as of April 8, 2025	54,586,397
Stock Options/SARs Outstanding Weighted-Average Exercise Price of Outstanding Stock Options/SARs: $8.77 Weighted-Average Remaining Term of Outstanding Stock Options/SARs: 9.0 years	2,419,777	4.4%
Stock-Settled Time-Vested Restricted Shares/Units Outstanding	872,225	1.6%
Stock-Settled Performance-Based Shares/Units Outstanding(1)	301,995	0.6%
Total Stock-Settled Full-Value Awards Outstanding(1)	3,593,997	6.6%
Shares Available for Future Awards Prior to Approval of this Proposal/2021 Plan Amendment	577,449	1.1%
Additional Shares Requested Under this Proposal/2021 Plan Amendment	4,600,000	8.4%
Total Available, Outstanding and Shares Requested under this Proposal/2021 Plan Amendment	8,771,446	16.1%

(1)
Assumes outstanding performance-based shares/units performance at 100% of target.

On April 8, 2025, the closing price per share of our common stock on The NASDSAQ Stock Market was $7.79, and our amended and restated certificate of incorporation authorized the issuance of up to 200,000,000 shares of our common stock.
CERTAIN FEATURES OF THE 2021 PLAN
The following features of the 2021 Plan reinforce alignment between the equity compensation arrangements awarded pursuant to the 2021 Plan and our stockholders’ interests and are unchanged by the Proposal:
•
No “liberal share recycling” of stock options or stock appreciation rights;

•
No discounting of stock options or stock appreciation rights;

•
No “evergreen” share increase provision;

•
No “reload” option provision;

•
No repricing or replacement of underwater stock options or stock appreciation rights without stockholder approval;

•
No payment of dividends or dividend equivalents on unvested awards;

•
Individual non-employee director compensation (cash and equity) limit of $500,000 per year;

•
No liberal definition of “change in control;”

•
No “single trigger” vesting for awards upon a change in control; and

•
No tax gross ups.

SUMMARY OF THE 2021 PLAN
The following sets forth a description of the material features and terms of the 2021 Plan as proposed to be amended by the Proposal. The description of the 2021 Plan is qualified in its entirety by the complete text of the 2021 Plan as proposed to be amended by the Proposal, which is filed hereto as Annex A.
Eligibility and Administration.
Our employees, consultants and non-employee directors are eligible to participate in the 2021 Plan. As of April 8, 2025, we had in total 78 employees and eligible consultants and 11 non-employee directors. Based on historic compensation practices, approximately 140 individuals are eligible to receive awards; however, this number is subject to change as the number of individuals in our business is adjusted to meet our operational requirements. The plan administrator determines the type and size of the award and sets the terms, conditions, restrictions and limitations applicable to the award within the confines of the 2021 Plan’s terms.
The 2021 Plan is administered by our Board or a Board committee as may be determined by our Board from time to time, which has historically been our Board’s Compensation Committee. The plan administrator has the authority to interpret the 2021 Plan, determine the types and number of awards, the terms and condition of the awards, the number of shares to be awarded, to approve all awards made under the 2021 Plan, and carry out other functions as set forth in the 2021 Plan. To the extent allowed by law, the plan administrator may delegate the authority to grant awards or take other administrative actions under the 2021 Plan to a Board committee, subject to the limitations and restrictions set by the plan administrator.
Shares Available for Awards.
Without this Proposal, the maximum aggregate number of shares of common stock that may be subject to awards granted under the 2021 Plan is equal to the sum of (1) 4,700,000 shares plus (2) the number of shares remaining available for grant under the 2015 Plan as of the effective date of the 2021 Plan, plus, subject to certain limitations, shares covered by previously granted awards that are forfeited, expire or lapse, or are paid in cash. If adopted, this Proposal would increase the maximum aggregate number of shares of common stock that may be subject to awards granted under the 2021 Plan by 4,600,000 shares.
Without this Proposal, no more than 4,700,000 shares of our common stock may be issued pursuant to the exercise of incentive stock options. If adopted, this Proposal would increase the number of shares that may be issued pursuant to incentive stock options under the 2021 Plan by 4,600,000 shares.
The maximum aggregate grant date fair value of awards granted to a non-employee director under the 2021 Plan is $500,000 per year, subject to exceptions in the case of individual non-employee directors if the director receiving such greater awards does not participate in the decision to grant such awards or in contemporaneous decisions affecting other directors and provided that such limitation will not apply to awards granted to non-employee directors who previously served as our executive officers if such non-employee director does not participate in the approval of such awards.
In general, when previously granted awards expire, lapse, are forfeited or are paid in cash, the shares reserved for those awards are returned or added, as applicable, to the share reserve and available for future issuance under the 2021 Plan. However, the 2021 Plan does not allow the share pool available for incentive grants to be recharged or replenished with shares that:
•
are tendered or withheld to satisfy the exercise price of an option;

•
are tendered or withheld to satisfy withholding obligations for an option or stock appreciation right;

•
are subject to a stock appreciation right, but are not issued in connection with the stock settlement of the stock appreciation right; or

•
the Company purchases on the open market with cash proceeds from the exercise of options.

Types of Awards.
The 2021 Plan authorizes the grant of the following types of incentive awards to eligible individuals: a stock option, a stock appreciation right, a performance award, a restricted stock award, a restricted stock unit award, a stock appreciation right, a stock option, or performance awards; any of which may be awarded in accordance with the terms of the 2021 Plan. Awards to eligible individuals shall be subject to the terms of an individual award agreement between the Company and the individual, which must be approved indicating its acceptance by the participant.
•
Performance Awards.   Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals (including cash incentive awards). Performance awards may be made to employees. The Compensation Committee determines the specific performance goals and criteria to be applied to determine vesting or payment of each award, and the time periods over which performance is measured. Performance awards only vest if the specific performance goals or criteria are met and may be paid to the recipient as cash incentive payments, shares of stock or a combination of cash and shares. Performance awards are forfeited if the performance goals are not satisfied by the conclusion of the performance period.

•
Restricted Stock.   The plan administrator may make awards of restricted stock to eligible individuals in such amounts and at purchase prices to be established by the plan administrator in connection with each award. Such awards are subject to restrictions and other terms and conditions as are established by the plan administrator. Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares, subject to the limitations and restrictions established by the plan administrator in the award program or the individual award agreement. Such rights generally include the right to receive dividends and other distributions in relation to the award; however, no dividends are payable unless and until all vesting conditions have been satisfied. Except as otherwise determined by the plan administrator, restricted stock awards will lapse and immediately be surrendered without payment of consideration if the recipient terminates service to us before the restrictions on the award have expired.

•
Restricted Stock Units.   The 2021 Plan authorizes awards of restricted stock units to eligible individuals in amounts and at purchase prices and upon such other terms and conditions as are established by the plan administrator for each award. Restricted stock unit awards entitle recipients to acquire shares of common stock in the future under certain conditions. Holders of restricted stock units generally have no rights of ownership or as stockholders in relation to the award, unless and until the restrictions lapse and the restricted stock unit award vests in accordance with the terms of the grant and actual shares are issued in settlement of the award. Restricted stock units are often granted in tandem with dividend equivalents, which are described below, however, no dividend equivalents are payable with respect to restricted stock units unless and until all vesting conditions have been satisfied.

•
Stock Appreciation Rights.   The plan administrator is authorized to grant stock appreciation rights to eligible recipients in its discretion, on such terms and conditions as it may determine, consistent with the 2021 Plan. A stock appreciation right entitles the holder to exercise the stock appreciation right to acquire shares of common stock upon exercise within a specified time period from the date of the grant. Subject to the provisions of the stock appreciation right award agreement, the recipient may receive the difference between the price per share of the stock appreciation right and the value of the share on the date of exercise multiplied by the number of shares of common stock subject to the award.

•
Stock Options.   Stock options may be granted under the 2021 Plan, including both incentive stock options and non-qualified stock options, which provide the holder a right to purchase shares of common stock at a specified exercise price. The exercise price per share for each stock option shall be set by the plan administrator, but shall not be less than the fair market value on the date of the grant (or 110% of the price of an incentive stock option in the case of an individual who, on the date of the grant, owns or is deemed to own shares representing more than 10% of the stock of the Company). The term of any option award may not be longer than ten years (or five years in the case of an incentive stock option granted to a 10% stockholder of the Company). The plan administrator will determine the time period for exercise of each award, including the time period for exercise following a termination of service by the recipient, subject to the ten-year limitation.

•
Incentive Stock Options.   Incentive stock options may be granted only to our employees. No person who qualifies as a greater-than-10% stockholder of the Company may be granted an incentive stock option, unless such incentive stock option conforms to the applicable provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

•
Non-Qualified Stock Options.   With the consent of the holder, the plan administrator is authorized to modify any incentive stock option granted under the 2021 Plan to disqualify the option from treatment as an incentive stock option under Section 422 of the Code.

Prohibition on Re-pricing.
Under the 2021 Plan, the plan administrator may not, without the approval of our stockholders, authorize the re-pricing of any outstanding option or stock appreciation right to reduce its price per share, or cancel any option or stock appreciation right in exchange for cash or another award when the price per share exceeds the Fair Market Value (as that term is defined in the 2021 Plan) of the underlying shares.
Change in Control.
In general, notwithstanding a Change in Control (as that term is defined in the 2021 Plan), each outstanding award shall continue in effect or be assumed or an equivalent award substituted by the successor corporation. In the event of a Change in Control, in the event the successor corporation refuses to assume or substitute for the award, all such awards will fully vest and, if applicable, exercisable immediately prior to the consummation of the transaction and all forfeiture restrictions to lapse. Regardless of any Change in Control, no adjustment will be authorized that would cause the 2021 Plan or awards granted thereunder to violate Section 422(b)(1) of the Code, or would result in short swing profits under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 under the Exchange Act, unless the plan administrator determines the award is not to comply with such exemptive conditions.
Certain Transactions.
The plan administrator has broad discretion to equitably adjust the provisions of the 2021 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, combinations or exchanges of shares, mergers, consolidations or other distributions (other than normal cash dividends) of Company assets to stockholders. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to outstanding awards.
Amendment and Termination.
The plan administrator or our Board may amend, modify, suspend or terminate the 2021 Plan, as it deems necessary or appropriate in our best interests, without the approval of stockholders. However, the plan administrator must obtain the consent of any award holder before taking any action that materially impairs any rights or obligations of the holder (unless the award expressly provides otherwise). Further, it may not, without the approval of our stockholders, make any amendment to the 2021 Plan that would: (1) increase the limits on the maximum number of shares that may be issued under the 2021 Plan (other than in connection with an equitable adjustment); (2) decrease the share price of outstanding stock option or stock appreciation rights granted under the 2021 Plan; or (3) cancel any stock option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares.
Under this Proposal, in no event may an award be granted on or after June 4, 2035, unless stockholders subsequently approve an amendment to extend the term the 2021 Plan. If this Proposal is not approved, in no event may an award be granted on or after April 7, 2031, unless stockholders subsequently approve an amendment to extend the term of the 2021 Plan.
Forfeiture and Clawback Provisions.
The 2021 Plan provides the plan administrator with the authority to require, in an award agreement or otherwise, that an individual in receipt of any award agree that any proceeds, gains or other economic benefit obtained in connection with any award, must be repaid to the Company (and the award shall terminate and any exercisable portion be forfeited), if the holder is terminated before a specified date or within a specified time period following receipt or exercise of the award, terminated for cause (as such term is defined by the plan administrator), or engages in any activity in competition with us or which is inimical, contrary or harmful to our interests (as further defined by the plan administrator). In addition, all awards made under the 2021 Plan are subject to any clawback policy implemented by us, including our Compensation Recovery Policy that we filed as Exhibit 97.1 to our 2023 Annual Report on Form 10-K filed on March 6, 2024, or any subsequent clawback policy adopted to comply with the requirements of applicable law.
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participants’ particular circumstances.
Incentive Stock Options.   No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant, and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.
Non-qualified Stock Options.   No income is expected to be recognized by a participant for federal income tax purposes upon the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a non-qualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Non-qualified stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.
Stock Appreciation Rights.   There is expected to be no federal income tax consequences to either the participant or the employer upon the grant of stock appreciation rights. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to stock appreciation rights in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Restricted Stock.   If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.
Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.
If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefore. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.
Restricted Stock Units.   There will be no federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Performance Awards.   There will be no federal income tax consequences to either the participant or the employer upon the grant of performance awards. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or shares of common stock in payment of performance awards in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Dividend Equivalents.   Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Limitations on the Employer’s Compensation Deduction.   Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million. Awards granted under the 2021 Plan to covered executives may be subject to deduction limitations under Section 162(m).
Excess Parachute Payments.   Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2021 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.
Application of Section 409A of the Code.   Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and restricted stock unit programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and appreciation rights if no deferral is provided beyond exercise, or restricted stock.
Awards made under to the 2021 Plan are intended to comply with the requirements of Section 409A of the Code to the extent they are not exempt from Section 409A of the Code. However, if the 2021 Plan or an award fails to comply with Section 409A of the Code in operation, a participant could be subject to the additional taxes and interest.
State and local tax consequences may in some cases differ from the federal tax consequences. The foregoing summary of the income tax consequences in respect of the 2021 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.
The 2021 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.
NEW PLAN BENEFITS
We cannot currently determine the awards that may be granted under the Plan in the future to our executive officers, non-employee directors or other persons. Our Board or our Compensation Committee will make such determinations from time to time.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 31, 2024, with respect to the Company’s compensation plans under which its common stock is authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities subject to outstanding awards)
Equity compensation plans approved by security holders	3,186,834	8.98	1,503,043(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A

(1)
Consists of shares available for issuance under our 2021 Long-Term Incentive Plan.

STOCKHOLDER APPROVAL REQUIREMENT
The approval of this Proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal. Abstentions will have the same effect as a vote against this Proposal. Broker non-votes have no effect on the outcome of the vote. If this Proposal is not approved, the amendment described above will not become effective and we will continue to make grants under the 2021 Plan until the shares available for issuance thereunder are exhausted.
Our Board of Directors recommends a vote FOR the approval of the amendment to the 2021 long-term incentive stock compensation plan.

PROPOSAL NO. 4
THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2025
The Audit Committee of the Board of Directors appointed Ernst & Young LLP to serve as Lindblad’s independent registered public accounting firm for the fiscal year ending December 31, 2025 and as further directed that the selection of Ernst & Young LLP be submitted to a vote of stockholders at the annual meeting for ratification.
In selecting Ernst & Young LLP to be our independent registered public accounting firm for 2025, our Audit Committee considered the results from its review of Ernst & Young LLP’s independence, including (i) all relationships between Ernst & Young LLP and our Company and any disclosed relationships or services that may impact Ernst & Young LLP’s objectivity and independence; (ii) Ernst & Young LLP’s performance and qualification as an independent registered public accounting firm; and (iii) the fact that the Ernst & Young LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.
Our Audit Committee charter does not require that our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our Audit Committee may reconsider whether to retain Ernst & Young LLP, but still may retain the firm. Even if the selection is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Our Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year 2025. If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered certified public accounting firm.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
The following table provides information relating to the fees billed to us by Ernst & Young LLP for the years ended December 31, 2024 and 2023:
	2024	2023
Audit fees(1)	$1,532,300	$1,133,000
Audit-related fees(2)	$15,000	$473,700
Tax fees(3)	$950,246	$199,672

(1)
Audit fees consists of fees for professional services for the audit of our consolidated financial statements included in our Annual Report and review of our condensed financial information included in our quarterly filings on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work).

(2)
Audit-related fees consist of professional services for procedures related to additional testing for software implementation and other one-time audit work.

(3)
Tax fees for 2024 include related acquisition advice, compliance and planning.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services
The Audit Committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accountants or on an individual, explicit case-by-case basis before the independent auditor is engaged to provide each service.
All of the audit and non-audit related services provided by Ernst & Young LLP to us in 2024 and 2023 were approved by the Audit Committee by means of specific pre-approvals or otherwise in accordance with the Audit Committee Charter.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.
The Audit Committee also reviewed our consolidated financial statements for fiscal year 2024 with Ernst & Young LLP, our independent auditors for fiscal year 2024, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence and has considered whether the provision of non-audit services provided by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the Securities and Exchange Commission.
This report is submitted by the members of the Audit Committee of the Board of Directors:
Thomas (Tad) Smith (Chair)
Elliott Bisnow
Annette Reavis
Andy Stuart

STOCKHOLDER PROPOSALS FOR THE 2026 MEETING
Our bylaws provide that, for matters to be properly brought before an annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary.
Stockholder proposals intended for inclusion in our proxy statement relating to the next annual meeting in 2026 must be received by us no later than December 23, 2025. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.
Notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 also will be considered untimely if received at our principal executive offices other than during the time period set forth below and will not be placed on the agenda for the meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary at 96 Morton Street, 9th Floor, New York, NY 10014. To be timely, a stockholder’s notice shall be delivered to, or made and received by, the Secretary at our principal executive offices not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the annual meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.
OTHER MATTERS
The Board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. However, if any other matter properly comes before the annual meeting or any adjournment of the meeting, it is the intention of the persons named in the proxy solicited by the Board to vote the shares represented by them in accordance with their best judgment.

ANNEX A
AMENDMENT NO. 1 TO THE
LINDBLAD EXPEDITIONS HOLDINGS, INC.
2021 LONG-TERM INCENTIVE PLAN
This Amendment No. 1 (the “Amendment”) to the Lindblad Expeditions Holdings, Inc. 2021 Long-Term Incentive Plan (the “Plan”) is adopted by the Board of Directors (“Board”) of Lindblad Expeditions Holdings, Inc., a Delaware corporation (the “Company”) on April 11, 2025. This Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2025 annual meeting.
WHEREAS, the Plan was originally adopted in 2021 with a reserve of 4,700,000 shares of the Company’s common stock (the “Shares”) plus the number of Shares, if any, available for grant under the Lindblad Expeditions Holdings, Inc. 2015 Long-Term Stock Incentive Plan and any prior equity incentive plans of the Company or its predecessor as of the effective date of the Plan, and a corresponding limit on the number of Shares that could be issued pursuant to the exercise of Incentive Stock Options (as defined in the Plan); and
WHEREAS, the Compensation Committee of the Board has recommended to the Board, and the Board believes it to be desirable and in the best interests of the Company, that the Plan be amended to increase the number of Shares reserved under the Plan, as well as the number of Shares that may be issued pursuant to the exercise of Incentive Stock Options, by 4,600,000, subject to stockholder approval of the increase in Shares.
NOW THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, contingent on approval by the Company’s stockholders:
(a)   Section 4.d of the Plan shall be amended and restated in its entirety to read as follows:
Incentive Stock Option Limitations.   Notwithstanding anything to the contrary herein, no more than 4,600,000 Shares may be issued pursuant to the exercise of Incentive Stock Options, and no Shares may again be optioned, granted or awarded if it would cause an Incentive Stock Option not to qualify as an Incentive Stock Option.
(b)   Section 10.c of the Plan shall be amended and restated in its entirety to read as follows:
Effective Date and Term of Plan.   The Plan became effective when it was approved by the Company’s stockholders on June 3, 2021. No Awards may be granted under the Plan after ten years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. Upon the approval of the Plan by the Company’s stockholders, any awards outstanding under the Prior Plans as of the date of such approval remained outstanding and, if applicable, exercisable pursuant to the terms of such individual grants and the Prior Plans. The Plan is hereby amended, effective as of the date of the Company’s 2025 Annual Meeting of Stockholders, contingent on approval by the Company’s stockholder on such date, to increase the Overall Share Limit and the number of Shares that may be issued pursuant to the exercise of Incentive Stock Options.
(c)   Section 11.aa. of the Plan shall be amended and restated in its entirety to read as follows:
“Overall Share Limit” means 4,600,000 Shares plus the number of Shares, if any, available for grant under the Prior Plan as of the effective date of this Plan.
(d)
Except as expressly set forth in this Amendment, all other terms and conditions of the Plan shall remain in full force and effect.

LINDBLAD EXPEDITIONS HOLDINGS, INC.HAVE YOUR PROXY CARD READY AND PLEASE USEONE OF THE EASY VOTING METHODS BELOW Internet:www.AALVote.com/LIND• Cast your vote online• Have your Proxy Card ready• Follow the simple instructions to record your votePhone:1 (866) 804-9616• Use any touch tone telephone• Have your Proxy Card ready• Follow the simple recorded instructionsMail:• Mark, sign and date your Proxy Card• Fold and return your Proxy Card in the Prepaid Envelope providedVirtual:• The deadline for registration is June 1, 2025 at 11:59 PM (EDT) You must register to attend the meeting online at:https://web.viewproxy.com/lindblad/2025Scan QR Codefor Digital Voting CONTROL NUMBERAnnual Meeting of Stockholders Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 4, 2025. The Proxy Statement and our 2024 Annual Report to Stockholders are available at:https://web.viewproxy.com/lindblad/2025 FOLD HERE PROXYANNUAL MEETING OF STOCKHOLDERSLINDBLAD EXPEDITIONS HOLDINGS, INC.JUNE 4, 2025 10:00 AM EDTVIRTUAL MEETINGThis Proxy is solicited by the Board of Directors of Linblad Expeditions Holdings, Inc.,which recommends that you vote “FOR” Proposals 2, 3 and 4.The stockholder(s) hereby appoint Natalya Leahy and Frederick Goldberg, and each or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LINDBLAD EXPEDITIONS HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 10:00 AM EDT on June 4, 2025, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Proposals PLEASE MARK YOUR VOTE AS THIS EXAMPLE THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR’” PROPOSALS 2, 3 AND 4. Proposal 1: Election of Directors FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below) WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOWINSTRUCTION: TO WITHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES STRIKE A LINE THROUGH THE NOMINEES NAMES BELOW: NOMINEES: Class A DirectorsNOMINEE: Class B Directors01 Elliott Bisnow05 Andy Stuart02 Annette Reavis03 Alexander P. Schultz04 Thomas (Tad) Smith, Jr.Signatures 2025 DateSignature(s) of Stockholders Title (if applicable) Note: The transaction of any other business as may properly come before the meeting or any adjournment or postponement thereof. I PLAN TO ATTEND THE GENERAL MEETING Address change/Comments: If you noted any Address Changes and/or Comments, please mark box. CONTROL NUMBER FOLD HERE